Exhibit 10.6

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of August 22, 2006, is entered into by and between Gener8Xion Entertainment, Inc., a Delaware corporation (“GNXE”), One Night With The King, Inc., a California corporation (“ONWK”; ONWK, together with GNXE, collectively, “Borrowers”), Windfall Financial LLC, a Delaware limited liability company (“Lender”), and Hope, Direction and Encouragement Ministries, Inc., a Louisiana corporation (“HDEM”).

WITNESSETH:

WHEREAS, Lender has agreed to make loans to Borrowers in an aggregate principal amount of Six Million Dollars ($6,000,000.00) (the “P&A Commitment”), plus an “Additional P&A Commitment” (as defined herein) on the terms and conditions set forth in this Agreement, to be used by Borrowers for the sole purpose of paying (i) the cost of the release prints, advertising and promotion for the distribution of the motion picture presently referred to as “One Night with the King ” (the “Film”) in the Territory (as defined herein), (ii) customary marketing, releasing and distribution and sub-distribution costs approved by Lender (including, without limitation, marketing and media consultants, trailers, key-art, publicity firms, shipping and deliverable elements, costs and talent publicity services), and (iii) a Five Percent arrangement and advisory fee (the “Arrangement and Advisory Fee”) in the amount of Three Hundred Thousand Dollars ($300,000.00) and, in the event that Lender makes the Additional P&A Commitment, an additional fee of One Hundred Twenty-Five Thousand Dollars ($125,000), each payable to Richard Kiratsoulis, a.k.a. Crown Financial Management, and Peter Lopez, Esq.; and

WHEREAS, pursuant to that certain Consolidation Agreement, dated June 20, 2006, as amended, by and between Trinity Christian Center of Santa Ana, Inc., a church and California non-profit religious corporation doing business as Trinity Broadcasting Network (“TBN”) and Hope, Direction and Encouragement Ministries, Inc., a Louisiana corporation (“HDEM”), attached hereto as Exhibit A, TBN agreed to fund the production costs of the Film at a budget of Eight Million Dollars ($8,000,000.00) and the parties agreed that TBN would retain exclusive worldwide Christian television broadcast distribution rights in the Film and the Episodes in perpetuity; and

WHEREAS, pursuant to that certain Production and Distribution Agreement, dated January 8, 2004, by and between GNXE and HDEM, attached hereto as Exhibit B, HDEM has licensed to GNXE worldwide distribution rights in the Film and the Episodes in perpetuity;

WHEREAS, pursuant to that certain Worldwide Distribution Agreement, dated February 1, 2004, by and between HDEM and GNXE, attached hereto as Exhibit C, HDEM has licensed to GNXE worldwide distribution rights in the Film in any and all languages, by all pay and free television and home video usages (with the exception of Christian Television) in perpetuity; and

WHEREAS, pursuant to that certain Subdistribution Agreement for the Theatrical Release of “One Night With The King,” dated July 20, 2006, by and among GNXE, Rocky Mountain Pictures, Inc., a Utah corporation (“Subdistributor”), Ron Rodgers and Randy Slaughter, Subdistributor has agreed to provide domestic theatrical distribution services for the Film;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, Borrowers and Lender hereby agree as follows:

SECTION 1. CERTAIN DEFINITIONS

1.1 Defined Terms. All terms defined in this Agreement shall have the defined meanings when used herein or in any agreement, note, certificate, report, or other document made or delivered pursuant to this Agreement, unless otherwise defined or the context otherwise requires. The following terms shall have the following meanings:

“Additional Distribution Agreements” means Distribution Agreements other than the Existing Distribution Agreements and subject to Lender’s lien hereunder, that at all times meet all of the following criteria, as determined by Lender in its sole discretion:

(a) Lender has received a copy of the Distribution Agreement and an original Notice of Irrevocable Authority and Direction to Pay, substantially in the form attached hereto as Exhibit L, which has been duly executed and delivered by each party thereto (other than Lender);

(b) the Distribution Agreement complies with all of Borrowers’ representations, warranties and covenants under this Agreement with respect to Distribution Agreements; and

(c) the Distributor is not subject to any insolvency proceedings under state or federal law.

“Additional Distributor(s)” shall mean each Distributor that enters into an Additional Distribution Agreement.

“Additional P&A Commitment” shall have the meaning set forth in Section 2.1.1 hereof.

“Additional P&A Commitment Secured Promissory Note” shall have the meaning set forth in Section 2.1.1 hereof.

“Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other Person who or which, directly or indirectly, has an equity interest in excess of twenty percent (20%) in such Person, or is a director, officer or employee of such Person.

“Agreement” shall mean this Loan and Security Agreement as originally executed and as the same may hereafter from time to time be amended, supplemented, modified, extended, renewed or replaced.

“Approved Budget” shall mean the preliminary budget for the distribution expenses of the Film in the Territory, attached hereto as Schedule 1.

“Approved Distribution Plan” shall mean the preliminary approved distribution plan for the distribution of the Film in the Territory, attached hereto as Schedule 2.

“Arrangement and Advisory Fee” shall have the meaning set forth in Section 6.5 hereof.

“Base Rate” shall mean, for any day, a rate per annum equal to the Prime Rate in effect on such day. Any change in the Base Rate due to a change in the Prime Rate shall be effective on the effective date of such change in the Prime Rate.

“Borrowing Certificate” shall mean the certificate of Borrowers, substantially in the form attached hereto as Exhibit D.

“Business Day” shall mean any day on which banks are open for business in Delaware.

“Cash” shall mean demand deposits with Lender, certificates of deposit with Lender and such Cash Equivalents as Lender may from time to time approve.

“Cash Equivalents” shall mean (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within thirty (30) days from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within thirty (30) days from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (c) commercial paper maturing no more than thirty (30) days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-l or higher from Standard & Poor’s Corporation or P-l or higher from Moody’s Investor’s Service, Inc., and (d) certificates of deposit or bankers’ acceptances maturing within thirty (30) days from the date of acquisition thereof issued by a bank reasonably acceptable to Lender.

“Chain-of-Title Documents” shall mean the documents set forth on Schedule 3 hereto.

“Christian Television” shall mean broadcast and cable television which airs predominantly Christian-based programming such as the Trinity Broadcasting Network and other similar faith based networks.

“Closing Date” shall mean the date of this Agreement.

“Collateral” shall have the meaning set forth in Section 5.1 hereof.

“Collection Account” shall mean account number ___________, established under the names of the parties which shall include the name “Gener8Xion Entertainment,” reference “___________,” through Escrow Agent and into which all Gross Receipts from the exploitation of the Film (and/or any ancillary rights thereto) in the Territory shall be remitted.

“Copyright Mortgages and Assignments” shall mean the Copyright Mortgage and Assignment with respect to the Film from HDEM in favor of Lender, substantially in the form attached hereto as Exhibit E, the Copyright Mortgage and Assignment with respect to the Episodes from HDEM in favor of Lender, substantially in the form attached hereto as Exhibit F, the Copyright Mortgage and Assignment with respect to the Film from GNXE in favor of Lender, substantially in the form attached hereto as Exhibit G, the Copyright Mortgage and Assignment with respect to the Episodes from GNXE in favor of Lender, substantially in the form attached hereto as Exhibit H, the Copyright Mortgage and Assignment with respect to the Film from ONWK in favor of Lender, substantially in the form attached hereto as Exhibit I, and the Copyright Mortgage and Assignment with respect to the Episodes from ONWK in favor of Lender, substantially in the form attached hereto as Exhibit J.

“DBO” shall have the meaning set forth in Section 2.1.1 hereof.

“Delivery” to any Existing Distributor or Additional Distributor shall have the meaning set forth in the applicable Distribution Agreement, or the applicable Notice of Irrevocable Authority and Direction to Pay.

“Delivery Date” shall mean with respect to any Existing Distributors and any Additional Distributors, the date set forth as the “delivery date” (if any) in the applicable Notice of Irrevocable Authority and Direction to Pay.

“Disbursement Account” shall mean account number ___________, established under the names of the parties which shall include the name “Gener8Xion Entertainment,” reference “___________,” established by the parties pursuant to Section 2.6 hereof, through Escrow Agent, and into which all Loan Proceeds shall be deposited and remitted to third parties pursuant to the instructions of the Borrowers as approved by two P&A Designees.

“Distribution Agreement” shall mean an agreement between Borrowers and a Distributor, or between a Distributor and a sub-distributor, solely with respect to the Territory or any part thereof, now or hereafter entered into, pursuant to which the Distributor has been granted, sold, conveyed, licensed, sub-licensed, leased, sub-leased, or otherwise transferred rights with respect to the distribution, sub-distribution, sale, rental, lease, sub-lease, licensing, sub-licensing, exhibition, telecast, broadcast, transmission (including, without limitation, by way of satellite or cable) or other use, exploitation or disposition of the Film or any elements thereof (including, but not limited to, all music and musical compositions; negatives; soundtracks; and Literary Property) and/or the copyright in any of the foregoing or any part thereof in any media existing now or in the future, specified therein (including, without limitation, motion picture, television, “home video” and all other audio-visual device rights, merchandising and commercial tie-ups, soundtrack album, music publishing, novelization and publishing rights, trailer rights, and all other allied, incidental, ancillary, and subsidiary rights), and any permitted amendments, modifications and supplements thereto.

“Distributor” shall mean a Person that regularly engages in the business of distributing, sub-distributing and/or otherwise exploiting feature length motion pictures and/or ancillary rights with respect thereto, and therefore shall include any sub-distributors.

“Dollars” or “$” shall mean the lawful currency of the United States of America.

“Dollar Amount of P&A Loan Commitment” shall mean the aggregate of the P&A Commitment and the Additional P&A Commitment.

“Episodes” shall mean thirteen (13) episodes, 28:30 minutes in length, comprised of Mr. Tenney teaching from the book of Esther on location during the filming of the Film.

“Escrow Agent” shall mean Wells Fargo Bank.

“Escrow Agreement - Collection Account” shall have the meaning set forth in Section 2.5 hereof.

“Escrow Agreement - Disbursement Account” shall have the meaning set forth in Section 2.6 hereof.

“Event of Default” shall mean any of the events specified in Section 9 hereof.

“Excluded Property” shall have the meaning, if any, set forth in Section 5.2 hereof.

“Existing Distribution Agreements” shall mean any Distribution Agreement in existence as of the date of this Agreement, including, without limitation the Production and Distribution Agreement, the Worldwide Distribution Agreement, the Fox Agreement and the Sub-Distribution Agreement.

“Existing Distributors” shall mean any of the Distributors who are parties to the Existing Distribution Agreements.

“Film” shall have the meaning first set forth in the first WHEREAS clause of this Agreement.

“Fox” shall mean Twentieth Century Fox Home Entertainment LLC.

“Fox Agreement” shall mean that certain Home Video Rights Acquisition Agreement by and between Fox and Borrowers, dated July 14, 2005, as amended by that certain First Amendment dated August 7, 2006.

“GNXE” shall mean Gener8Xion Entertainment, Inc.

“Governmental Regulation” shall mean any (i) United States Federal, state or foreign law or regulation (including, without limitation, Regulation D); and (ii) the adoption, issuance, administration or making of any interpretation, application, directive, rule, order or request, or under any United States, Federal, state or any foreign law or regulation (whether or not having the force of law) by any court or by any governmental, central banking, monetary or taxing authority charged with the interpretation or administration of such law or regulation.

“Gross Receipts” shall mean any and all monies prior to any deduction or offset (with the exception of the international sales agent fee and any other Distributor’s or sales agent’s fees which pursuant to the Distribution Agreements as approved by two P&A Designees shall be deducted by the Distributor or sales agent prior to deposit of the gross receipts into the Collection Account) paid or payable to Borrowers, derived from the production, distribution and/or exploitation of the Film or the Episodes (and/or any ancillary rights thereto) in the Territory.

“Indebtedness” for any Person shall mean all obligations, contingent and otherwise, which in accordance with generally accepted accounting principles should be classified upon the obligor’s balance sheet as liabilities for such Person, but in any event including liabilities secured by any Lien upon property owned or acquired by such obligor, whether or not the liability secured thereby shall have been assumed, obligations under leases required to be capitalized on the lessee’s balance sheet under generally accepted accounting principles and all guarantees, endorsements and other contingent obligations in respect of indebtedness of others whether or not reflected on the balance sheet of the obligor.

“Individual Investor Agreements” shall mean, collectively, that certain Post-Production Financing Agreement for the Film “One Night With The King” by and between ONWK and Richard Scrushy, dated September 21, 2005, as amended by that certain Addendum to Post-Production Agreement for the Film “One Night With The King,” as further amended by that certain Non-Injunctive Relief Supplement to Post-Production Financing Agreement Re “One Night With The King,” dated August 8, 2006; and that certain One Night With The King Investment Agreement by and between ONWK, GNXE and Denise Hopkins, dated March 1, 2006, as amended by that certain Non-Injunctive Relief Supplement to One Night With The King Investment Agreement, dated August 18, 2006, as further amended by that certain One Night With The King, Inc. Amendment to Investment Agreement, dated August 18, 2006.

“Individual Investors” shall mean Richard Scrushy and Denise Hopkins.

“Instruments” shall have the meaning set forth in Section 5.1.16 hereof.

“Interest Accrual Date” shall have the meaning set forth in Section 2.1.2.

“Interest Deficit” shall have the meaning set forth in Section 2.9 hereof.

“Interest Rate” shall mean the Base Rate plus three percent (3%) until such time as the Interest Rate is adjusted pursuant to Section 2.1.2 hereof.

“Laboratory” shall mean any laboratory or laboratories approved by Lender which have entered into a Laboratory Agreement.

“Laboratory Access Letters(s)” shall mean and include the Laboratory Access Letter(s) to be entered into with each laboratory, substantially in the form attached hereto as Exhibit K.

“Lender” shall mean Windfall Financial LLC and each of its successors and assigns.

“Liens” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction, naming the owner of the asset to which such Lien relates as debtor.

“Literary Property” shall have the meaning specified in Section 5.1.2 hereof.

“Loan” and “Loans” shall have the meaning set forth in Section 2.1 hereof.

“Loan Documents” shall mean and include this Agreement, the Escrow Agreement - Collection Account, the Escrow Agreement - Disbursement Account, the Laboratory Access Letter(s), the Copyright Mortgage and Assignments, the Chain-of-Title Documents, the P&A Subordination Agreement, the Notices of Irrevocable Authority and Direction to Pay, the Power of Sale, and any amendments, supplements, modifications, extensions, renewals and replacements to any such documents together with all exhibits, attachments, certificates and other documents related thereto or entered into in connection therewith.

“Margin Stock” shall have the meaning assigned thereto in Regulation U of the Federal Reserve Board.

“Maturity Date” shall have the meaning set forth in Section 2.3 hereof.

“Notes” shall mean the Second Promissory Note and the Additional P&A Commitment Secured Promissory Note.

“Notice of Irrevocable Authority and Direction to Pay” shall mean a Notice of Irrevocable Authority and Direction to Pay, substantially in the form attached hereto as Exhibit L (or in such other form as is approved by Lender), executed, in each case, by Borrowers and the respective Distributor who are parties to the Existing Distribution Agreements or Additional Distribution Agreements, as applicable.

“Notice to Insurer” shall mean that certain Notice to Insurer of even date herewith from Borrowers and Lender, substantially in the form of Exhibit M attached hereto.

“Obligations” shall mean all of Borrowers’ obligations under this Agreement, including the due and punctual payment of all of the Loans outstanding from time to time, interest accrued thereon, all reasonable costs and attorneys’ fees and all other Indebtedness, liabilities and obligations of Borrowers hereunder, under any other Loan Document and any amendments, supplements, modifications, extensions, renewals and replacements thereof and with regard to any other transactions whatsoever arising out of this Agreement between Lender and Borrowers, and the performance of all representations, warranties, agreements, covenants and other obligations of Borrowers hereunder and under any other Loan Document.

“P&A Commitment” shall have the meaning set forth in the first WHEREAS clause of this Agreement.

“P&A Designees” shall mean Richard Kiratsoulis (or his successor, appointed by Lender in Lender’s sole discretion) and Matthew Crouch who shall serve as advisors to the parties pursuant to Section 2.12. In the event of a disagreement between the two P&A Designees, then “P&A Designees” shall also include Peter Lopez, Esq.

“P&A Subordination Agreement” shall mean that certain P&A Subordination Agreement, of even date herewith, among, Lender, Borrowers, TBN, HDEM and the Individual Investors, in the form attached hereto as Exhibit N.

“Permitted Encumbrances” shall mean (i) the rights of Lender under this Agreement, the other Loan Documents, the TBN Agreement, the Individual Investor Agreements, and (ii) the rights granted to the Existing Distributors and Additional Distributors under the Existing Distribution Agreements and Additional Distribution Agreements, respectively (including, without limitation, Liens granted thereunder), and (iii) statutory liens of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, in each case incurred in the ordinary course of business for amounts not yet overdue; liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, leases, and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof; and liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

“Person” shall mean any natural person, corporation, partnership, limited liability company, joint venture, association, trust or unincorporated organization or any other entity, or a nation, state, government entity or any agency or political subdivision thereof.

“Physical Properties” shall have the meaning set forth in Section 5.1.3 hereof.

“Power of Sale” shall mean that certain Power of Sale of even date herewith to be delivered by Borrowers, substantially in the form of Exhibit W attached hereto.

“Prime Rate” shall mean the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least seventy five percent (75%) of the nation’s thirty (30) largest banks), as in effect from time to time or, in the event that such quotation ceases to be available, the rate of interest quoted by the Escrow Agent at its “Prime Rate” or “Base Rate” for corporate loans. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Production and Distribution Agreement” shall mean that certain Production and Distribution Agreement, dated January 8, 2004, by and between HDEM and GNXE, attached hereto as Exhibit B.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulatory Change” shall mean, with respect to Lender, any change on or after the date hereof in any Governmental Regulations, including the introduction of any new Governmental Regulation or the rescission of any existing Governmental Regulation, such as, for example, but not limited to (i) a change in the basis of taxation of payments to Lender of the principal of or interest or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits of Lender imposed by the jurisdiction in which its principal office is located) or (ii) a change in official reserve or capital adequacy requirements applicable to Lender.

“Repayment Amount” shall have the meaning set forth in Section 2.3.

“ROI Interest Accrual Date” shall have the meaning set forth in Section 2.1.2.

“ROI Theatrical Bumps” shall have the meaning set forth in Section 2.4 hereof.

“Russian Distribution Agreement” shall have the meaning set forth in Section 2.11 hereof.

“Secured Promissory Note” shall have the meaning set forth in Section 2.1 hereof.

“Subdistributor” shall mean Rocky Mountain Pictures, Inc., a Utah corporation.

“Subdistribution Agreement” shall mean that certain Subdistribution Agreement, dated July 20, 2006, by and between GNXE, Subdistributor, Ron Rodgers and Randy Slaughter.

“Subsidiary” shall have the meaning set forth in Section 5.1.9 hereof.

“TBN” shall mean Trinity Christian Center of Santa Ana, Inc., a church and California non-profit religious corporation doing business as Trinity Broadcasting Network.

“TBN Agreement” shall mean that certain Consolidation Agreement, dated June 20, 2006, by and between TBN and HDEM, attached hereto as Exhibit A.

“Territory” shall mean the world.

“Worldwide Distribution Agreement” shall mean that certain Worldwide Distribution Agreement, dated February 1, 2004, by and between HDEM and GNXE, attached hereto as Exhibit C.

1.2 Approval. The word “approval” as used herein with reference to an approval right granted to Lender shall mean that Lender shall have the right, in Lender’s sole discretion, to approve or to withhold approval of the subject matter with respect to which the approval is required, provided that Lender agrees that it will exercise its approval rights in a diligent and timely manner reasonably and in good faith.

1.3 Accounting Terms. All accounting terms not specifically defined herein, and each accounting term partly defined herein to the extent not fully defined, shall be construed in accordance with generally accepted accounting principles consistently applied.

SECTION 2. AMOUNT AND TERMS OF LOAN

2.1 Commitment to Lend. Subject to the terms and conditions of this Agreement, Lender hereby agrees to make a loan equal to the P&A Commitment to Borrowers, such loan shall be secured by a promissory note in substantially the form attached hereto as Exhibit U (the “Secured Promissory Note”), and, if the conditions thereto specified herein are met, in the amount of the Additional P&A Commitment (each of which is herein sometimes called a “Loan” and all of which are herein sometimes collectively called either “Loan” or “Loans” and in the aggregate herein sometimes called “Dollar Amount of P&A Commitment”). Subject to and upon fulfillment of the conditions set forth in Section 3 hereof, which shall be applicable to each Loan, the Loan made pursuant to the Additional P&A Commitment shall be made upon written or faxed notice from Borrowers to Lender, specifying the date and amount of such Loan, which notice shall be substantially in the form of the Borrowing Certificate. Each Borrowing Certificate shall specify (i) the requested date of the proposed Loan, and (ii) the aggregate principal amount of the proposed Loan. Any Loan made hereunder and subsequently repaid or prepaid may not be re-borrowed.

2.1.1 Additional P&A Commitment. In the event the Film shall gross Twelve Million Five Hundred Thousand Dollars ($12,500,000) or more of domestic theatrical box office as reported by Daily Variety (“DBO”) in its initial domestic theatrical release weekend, then Lender will, upon written request by Borrowers received within two (2) Business Days of the reporting of such DBO, finance an Additional P&A Commitment of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Additional P&A Commitment”), such loan shall be secured by a promissory note in substantially the form attached hereto as Exhibit V (the “Additional P&A Commitment Secured Promissory Note”), under the same terms and conditions as the P&A Commitment. In the event the Film shall gross less than Twelve Million Five Hundred Thousand Dollars ($12,500,000) of DBO in its initial domestic theatrical release weekend, then Lender may in its sole and absolute discretion, upon written request by Borrowers received within two (2) Business Days of the reporting of such DBO, finance an Additional P&A Commitment of an amount less than Two Million Five Hundred Thousand Dollars ($2,500,000), under the same terms and conditions as the P&A Commitment.

2.1.2 Rate of Interest on the Loans and ROI Theatrical Bumps. The Repayment Amount shall bear interest on the unpaid portion thereof from the date (the “Interest Accrual Date”) which is nine months from the date of the funding of the initial Loan hereunder and the ROI Theatrical Bumps shall each bear interest on the unpaid amount thereof from the later of the date such obligations arise or the Interest Accrual Date (the “ROI Interest Accrual Date”) (i.e., for the sake of clarity, interest shall begin accruing on the first day following the Interest Accrual Date or ROI Interest Accrual Date, as applicable), at the Interest Rate; provided, however, that upon the first anniversary of the Interest Accrual Date, such Interest Rate shall increase to the Base Rate plus four percent (4%), and that upon the second anniversary of the Interest Accrual Date, such Interest Rate shall increase to the Base Rate plus five percent (5%), and that the Interest Rate shall continue to increase by one percent (1%) on each anniversary of the Interest Accrual Date, until such time as the Repayment Amount, any ROI Theatrical Bumps and all Obligations are repaid. However, in no event, shall the Interest Rate exceed the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

2.1.2.1 Withholding Gross Up. Lender’s agreement to lend funds to Borrowers at the Interest Rate and on the terms specified herein is based upon the understanding that all payments of interest will be made on the basis that they will receive, net of any tax or withholding obligations which may otherwise exist, at Lender’s office set forth in Section 11.5 hereof, the full amount of interest and fees set forth herein. In the event that Borrowers are obligated to withhold such sum, Borrowers shall pay to Lender, such additional sums as are necessary in order to result in Lender receiving the amount of fees and interest equal to that provided for in this Agreement. Borrowers shall indemnify and hold Lender harmless against, and shall reimburse Lender, upon demand, for any taxes, interest or penalties that may become payable by Lender as a result of any failure by Borrowers to pay the same when due.

2.2 Computation of Interest and Fees. All computations of interest and fees made or called for hereunder shall be calculated on the basis of a three hundred sixty (360) day year the actual number of days elapsed. In computing interest on any Loan, the date of the making of the Loan or the first day of an interest period, as the case may be, shall be included and the date of payment or the expiration date of an Interest Period, as the case may be, shall be excluded; provided, however, that if a Loan is repaid on the Interest Accrual Date, one (1) day’s interest shall be paid on that Loan.

2.3 Repayment of Loans. In consideration of Lender’s agreement to provide the P&A Commitment and the Additional P&A Commitment, Borrowers shall pay to the Collection Account, for the benefit of Lender, on or before the earlier of the earliest dates when such amounts are available to be repaid out of the Gross Receipts of the Film in all media in the Territory in accordance with the Escrow Agreement - Collection Account as set forth in Section 2.5 hereof, but in any event no later than the date which is the earlier of (x) five (5) years after the initial theatrical release of the Film in the Territory, or (y) December 31, 2011 (the date when such Loan is required to be paid shall be the “Maturity Date”):

(i) accrued interest at the Interest Rate on the Repayment Amount of each Loan and ROI Theatrical Bump still outstanding;

(ii) 120% of the total principal amount of all of the Loans actually funded by Lender into the Disbursement Account, including the P&A Commitment and any Additional P&A Commitment (“Repayment Amount”); and

(iii) any ROI Theatrical Bumps payable to Lender.

2.4 ROI Theatrical Bumps. In the event the Film reaches certain defined DBO targets, Borrower will pay Lender, as additional interest on the Loans, ROI Theatrical Bumps in the amounts calculated at the DBO level commencing at Sixty Million Dollars ($60,000,000) and thereafter set forth as follows:

DBO	ROI Theatrical Bumps	Cumulative ROI Theatrical Bumps
$60,000,000	$150,000	$150,000
$70,000,000	$200,000	$350,000
$80,000,000	$250,000	$600,000
$90,000,000	$300,000	$900,000

For example, in the event that DBO performance for the Film grosses Eighty Million Dollars ($80,000,000), Lender, upon giving notice to Borrowers, will be entitled to receive an additional sum of Six Hundred Thousand Dollars ($600,000) for financing the print and advertising costs of the Film to be paid on the same terms as the Repayment Amount.

2.5 Escrow Agreement - Collection Account. Borrowers and Lender shall enter into an escrow agreement (“Escrow Agreement - Collection Account”) substantially in the form attached hereto as Exhibit O, and TBN, Fox, Subdistributor, HDEM and Borrowers shall each enter into a Notice of Irrevocable Authority and Direction to Pay with Lender pursuant to which 100% of the Gross Receipts derived from the exploitation of the Film in all media in the Territory (including but not limited to any, theatrical, non-theatrical, free or pay television, home video and video on demand receipts and international presales and overages) from the first dollar (net of any adjustments actually made by the Distributors with theaters and other licensees) actually paid by Distributors, or their licensees, shall be paid by Distributors into the Collection Account managed by the Escrow Agent, until such time as the Escrow Agreement - Collection Account provides for such monies to be paid to a new collection account or the Escrow Agent receives unanimous and consistent written instructions to the contrary. Borrowers shall cause each of the Existing Distributors and each party to any Additional Distribution Agreements of the Film in the Territory and any other Person which has the right to exploit the Film or any part thereof in the Territory, to pay all amounts otherwise payable to Borrowers to the Escrow Agent. The Escrow Agent shall collect and pay such sums and remit them as follows: (i) first, to the Escrow Agent for the payment of the Escrow Agent’s fees, (ii) second, to Lender in the amount of all accrued interest at the Interest Rate on the Repayment Amount of each Loan still outstanding on the Interest Accrual Date, (iii) third, to the Lender until such time as the Repayment Amount of each Loan actually funded by Lender has been repaid in full, (iv) fourth, to the various subordinated lenders pursuant to the P&A Subordination Agreement, until such time as an ROI Theatrical Bump becomes due and payable to Lender, (v) fifth, to Lender in the amount of all accrued interest at the Interest Rate on ROI Theatrical Bumps payable to Lender still outstanding on the ROI Interest Accrual Date, (vi) sixth, to Lender until such time as the ROI Theatrical Bumps, if any, payable to Lender are paid in full, and (vii) seventh, to the various subordinated lenders pursuant to the P&A Subordination Agreement. Promptly following the execution and delivery of this Agreement and any Borrowing Certificates, and in any event no later than the date that each Loan is made pursuant to this Agreement, Lender and Borrowers shall execute and deliver to the Escrow Agent, a notice setting forth the exact total Repayment Amount of each Loan, provided that failure to deliver any such notice shall not in any way derogate from Borrowers’ Loan repayment obligations and other Obligations hereunder.

2.5.1 Escrow Agent Reporting. Escrow Agent shall provide Lender and Borrowers with periodic reports of payments received and shall immediately notify Borrowers upon receipt of the total amount of all of Borrower’s Obligations, not including the ROI Theatrical Bumps and any interest accrued thereon, and then again upon the receipt of the total amount of all of Borrowers’ Obligations, including the ROI Theatrical Bumps and any interest accrued thereon.

2.6 Escrow Agreement - Disbursement Account. Borrowers and Lender shall enter into an escrow agreement (“Escrow Agreement - Disbursement Account”) substantially in the form attached hereto as Exhibit P. Pursuant to the Escrow Agreement - Disbursement Account and the terms and conditions thereof, Lender shall pay all Loan amounts payable to Borrowers to the Escrow Agent for deposit in the Disbursement Account. Subject to the terms of this Agreement, the Escrow Agent shall collect and pay such sums and remit them pursuant to the terms of the Escrow Agreement - Disbursement Account.

2.7 Mandatory Prepayments. Borrowers shall be required to prepay the Loans without penalty or premium:

(i) in an amount equal to all payments, proceeds or other consideration received by Borrowers on account of any of the Collateral, including, without limitation, all sums, moneys, royalties, fees, commissions, charges, payments, deposits, advances, guarantees, income, profit, Gross Receipts and all other proceeds paid to or derived by or payable to Borrowers on account of the distribution and exploitation of the Film or on account of any other item of Collateral including, without limitation, Gross Receipts, deposits and all other proceeds under the Existing Distribution Agreements and Additional Distribution Agreements (inclusive, in each case, of all Distributor deposits), it being agreed that all payments under the Existing Distribution Agreements and Additional Distribution Agreements shall be paid directly into the Collection Account, and after payment to Lender pursuant to the Escrow Agreement - Collection Account, shall be applied to the repayment of the Loans and to Borrowers’ Obligations in accordance with Section 2.5 hereof; provided, however, that Lender shall have no obligation to convert any nonmonetary consideration received by Borrowers or Lender on account of any of the Collateral to Cash or Cash Equivalents or otherwise to credit any such nonmonetary consideration against the Obligations provided Lender returns such nonmonetary consideration to Borrowers; and

(ii) as otherwise provided hereunder.

All prepayments under this Section 2.7 shall be paid directly to the Collection Account to be applied to the repayment of the Loans and to Borrowers’ Obligations in accordance with Section 2.3 hereof.

2.8 Holiday Payments. Subject to Section 2.2 hereof, if any payment to be made by Borrowers hereunder shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest hereunder.

2.9 Interest Adjustments. If the provisions of this Agreement would at any time otherwise require payment to Lender of an amount of interest in excess of the maximum amount then permitted by the law applicable to the Loans, such interest payments to Lender shall be reduced to the extent necessary so as to ensure that Lender shall not receive interest in excess of such maximum amount. To the extent that, pursuant to the foregoing sentence, Lender shall receive interest payments hereunder in an amount less than the amount otherwise provided, such deficit (the “Interest Deficit”) will cumulate and will be carried forward (without interest) until the termination of this Agreement. Interest otherwise payable to Lender hereunder for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing Lender to receive interest in excess of the maximum amount then permitted by the law applicable to the Loans. The amount of the Interest Deficit relating to the Loans shall be treated as a prepayment penalty and paid in full at the time of any optional prepayment by Borrowers to Lender of all the outstanding Loans. The amount of the Interest Deficit relating to the Loans at the time of any complete payment of the Loans at that time outstanding (other than an optional prepayment thereof) shall be canceled and not paid (and if previously paid shall be refunded to Borrowers).

2.10 Security Interest. As security for the due and punctual performance of all of Borrowers’ Obligations, hereunder, under any other Loan Document and any amendments, supplements, modifications, extensions, renewals and replacements thereof (including, without limitation, the payment in full of the amounts set forth in Sections 2.3 (i) through (iii) hereof, Borrowers and HDEM are concurrently herewith granting to Lender, or causing to be granted to Lender, a first priority security interest in the Collateral.

2.11 Additional Consideration. As additional consideration for providing the P&A Commitment, Lender shall be granted in perpetuity the licensing and distribution rights in all media, excluding Christian Television, in the territory of Russia as defined by the Independent Film and Television Alliance pursuant to the terms of the Russian Distribution Agreement, the form of which is attached hereto as Exhibit Q.

2.12 P&A Designees. The P&A Designees shall be responsible for the use of proceeds of the Loans. Two P&A Designees’ written approval shall be required in order to disburse the proceeds of the Loans from the Disbursement Account.

2.13 P&A Approvals. P&A Designees shall be entitled to review and approve any domestic subdistributor, including the terms of any subdistribution agreements, any marketing organization, and any international sales agent to be appointed by GNXE, along with the domestic theatrical release, booking and marketing plan. P&A Designees shall be entitled to review and approve each expenditure from the disbursement account. Decisions regarding the initial domestic theatrical release date, the release pattern, marketing, and promotional campaign of the Film, release plans following initial theatrical release and other substantive distribution, marketing, and promotional matters will be made mutually following meaningful good faith consultation between GNXE, Subdistributor, and P&A Designees. In the event of a disagreement between the foregoing parties, any two of the P&A Designees acting together will have the binding authority to make final decisions in all business, distribution, and marketing matters.

SECTION 3. CONDITIONS OF LENDING

The obligation of Lender to make any Loan hereunder shall be subject to the following conditions precedent:

3.1 Delivery to Lender of Documents. On or prior to the initial Loan hereunder, Lender shall have received, in form and substance reasonably satisfactory to Lender and its counsel, all of the following:

(a) Duly executed copies of the following agreements together with all amendments, exhibits, schedules, attachments and supplementary documents thereto: this Agreement, the Secured Promissory Note, the Additional P&A Commitment Secured Promissory Note, the Russian Distribution Agreement, the TBN Agreement, all Notices of Irrevocable Authority and Direction to Pay with respect to the Existing Distribution Agreements, the P&A Subordination Agreement, the Escrow Agreement - Collection Account, the Escrow Agreement - Disbursement Account, the Copyright Mortgage and Assignments, and all other Loan Documents.

(b) Copies of fully executed documentation in form and substance satisfactory to Lender and Lender’s counsel, including, without limitation, the Chain-of-Title Documents, evidencing that Borrowers and HDEM own all rights in and to the Film and its underlying and included properties throughout the world and all rights in connection therewith that are necessary for Borrowers to perform their obligations to TBN under the TBN Agreement, to the Existing Distributors and any Additional Distributors under the Existing Distribution Agreements and any Additional Distribution Agreements, and, if requested by Lender, evidence satisfactory to Lender to the effect that all appropriate documents in form and substance satisfactory to Lender and its counsel evidencing Borrowers’ said rights and Lender’s security interest in the Collateral, have been duly submitted to and accepted for recordation by the United States Register of Copyrights, accompanied by the required fees, or, if not yet submitted, are ready to be submitted, and, if accompanied by the required fees, will be so accepted, and that an examination of the records of the Register of Copyrights reveals no Lien that is or is reasonably likely to be contrary to the rights granted to Lender hereunder or under any other Loan Document.

(c) Uniform Commercial Code financing statements for Delaware and any other jurisdictions reasonably specified by Lender, evidencing Lender’s security interest in the Collateral, either ready to be filed with, or bearing filing marks from, the proper governmental authority, together with evidence satisfactory to Lender from the proper governmental authorities to the effect that there is no prior filing in any such jurisdiction with respect to the Collateral evidencing a prior or superior security interest of any other party in connection therewith.

(d) Certified copy of resolutions of the Board of Directors of each Borrowers and a consent of the shareholders of each Borrowers authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, as applicable, as well as all of the transactions contemplated thereby, and such other documents relating thereto as Lender reasonably may request, and duly executed certificates, each dated a recent date prior to the date hereof, from the appropriate authorities in each Borrowers’ jurisdiction of organization and in each jurisdiction where each Borrowers conducts business confirming that such Borrowers is an organization in good standing and is duly qualified to conduct all business activities in each such jurisdiction.

(e) True copies of the Certificate of Incorporation of each Borrower together with a certificate of the date of filing thereof, and the Bylaws of each Borrowers, certified by the Secretary of such Borrowers, and a Certificate of Good Standing from the appropriate authority of each jurisdiction in which each Borrowers is qualified to do business, each dated a recent date prior to the date hereof.

(f) Signature and incumbency certificates of each Borrower’s officers who are authorized to execute this Agreement, the other Loan Documents, the Existing Distribution Agreements, and any Additional Distribution Agreements.

(g) The favorable written opinion of The Bayard Firm, special counsel for Borrowers, addressed to Lender, in the form attached hereto as Exhibit R.

(h) The favorable written opinion of Stone Rosenblatt Cha PLC, counsel for GNXE, addressed to Lender, in the form attached hereto as Exhibit S.

(i) The favorable written opinion of Richard P. Towne, counsel for ONWK, addressed to Lender, in the form attached hereto as Exhibit T.

(j) Certificate(s) of insurance with respect to the insurance coverage required to be obtained and maintained by Borrowers pursuant to Section 7.14 hereof and an executed Notice to Insurer from Borrowers and Lender stating that Lender has a first priority security interest in, to and under all policies of insurance required and issued pursuant to Section 7.14 hereof and the proceeds thereof.

(k) A copy of the Approved Budget, signed by or otherwise approved in writing by each Borrower and two P&A Designees.

(l) A copy of the Approved Distribution Plan, signed by or otherwise approved in writing by each Borrower and two P&A Designees.

(m) A copyright and title search report on the Film, dated a recent date, acceptable to Lender and its counsel.

(n) Certified copies of all consents or approvals of any governmental authority or other Person which Lender determines is required in connection with the transactions contemplated by this Agreement.

(o) Such other requirements or documents as Lender may reasonably request in order to effect fully the purposes of this Agreement and the other Loan Documents.

3.2 Borrowing Certificate. Lender shall have received a request for each Loan in accordance with Section 2.1 above and a fully executed Borrowing Certificate in connection with such Loan. Lender shall be entitled to rely conclusively on the authority of any person purporting to request a Loan on behalf of Borrowers until Lender receives written notice to the contrary. Lender shall have no duty to verify the authenticity of the signature appearing on any Borrowing Certificate.

3.3 Representations and Warranties. At the time of each Loan, Borrowers’ representations and warranties set forth in Section 6 hereof and in each other Loan Document shall be true and correct on and as of such date (except to the extent that such representations and warranties relate to an earlier date and except as affected by transactions expressly contemplated hereby) with the same effect as though such representations and warranties had been made on and as of the date of such Loan.

3.4 No Default. At the time of such Loan, no Event of Default or event which upon the giving of notice or lapse of time or both would constitute such an Event of Default, shall have occurred and be continuing or would result from the making of such Loan.

3.5 Legality. The making of such Loan shall not contravene any law or Governmental Regulation applicable to Lender.

3.6 Proceedings; Receipt of Documents. All proceedings in connection with the making of the Loans and the other transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory to Lender and its counsel, and Lender and its counsel shall have received all information and such counterpart originals or certified or other copies of such documents as Lender or its counsel may reasonably request.

SECTION 4. DELIVERY OF THE FILM

4.1 Delivery of the Film. Borrowers shall produce the Film and duly and timely deliver it to the Distributors on or before the Delivery Date (as the same may be defined and extended by the Distributors), in accordance with the Distribution Agreements, and otherwise consistent with the provisions of this Agreement, the TBN Agreement, the P&A Subordination Agreement, the Escrow Agreement - Collection Account, the Escrow Agreement Disbursement Account, and the Notice of Irrevocable Authority and Direction to Pay. Borrowers shall submit to Lender a copy of the Approved Budget and the Approved Distribution Plan for the Film as approved by, as applicable, Borrowers, two P&A Designees and any other parties having approval rights with respect thereto concurrently herewith and, in all events, not later than prior to the making of the initial Loan hereunder. Lender shall not have any obligation to make any Loan hereunder until, as applicable, Borrowers and any other third parties having approval rights with respect thereto have approved in writing the same Approved Budget and Approved Distribution Plan for the Film. Borrowers shall not, without the prior written consent of Lender, make, agree to make or permit to be made any variation or modification in any of the elements of the Film which are subject to Lender’s approval or consent pursuant to this Agreement or any other Loan Document or in the personnel or other details of production which are subject to such approval or consent, other than minor variations or modifications arising as a result of the normal exigencies of film production and not resulting in a material increase in the cost of production or a delay in Delivery of the Film or in a violation of this Agreement or any other Loan Document.

4.2 Authority to Collect. Borrowers agree to use best efforts to cause all sums, moneys, royalties, fees, commissions, charges, payments, advances, income, profit and other proceeds paid to or derived by or payable to or for the benefit of Borrowers on account of the distribution and exploitation of the Film in the Territory (including, without limitation, payments under the Existing Distribution Agreements and Additional Distribution Agreements), or on account of any other item of the Collateral, to be paid directly by the obligor thereof into the Collection Account to be applied to the payment of the Obligations until such Obligations are paid in full in accordance with Section 2.5 hereof. Upon receipt by Borrowers of any revenue, income, profits or other sums in which a security interest is granted hereunder, payable pursuant to any agreement or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, Borrowers agree to hold the same in trust for Lender and forthwith, without any notice or demand whatsoever (all such notices, demands or other actions being expressly waived), to endorse, transfer and deliver any such sums or instruments, or both, into the Collection Account to be applied to the payment of the Obligations in accordance with Section 2.5 hereof.

4.3 Attorney-in-Fact. Borrowers hereby constitute and appoint Lender as their true and lawful attorney, in their place and stead and with full power of substitution, either in Lender’s own name or in the name of Borrowers, upon the occurrence of any Event of Default to: ask for, demand, collect, receive, receipt and give acquittance for any and all monies due or to become due under and by virtue of any of the Collateral; execute, file and refile any or all of the documents recited in Section 6.7 hereof; and endorse checks, drafts, orders and other instruments for the payment of monies payable to Borrowers on account thereof, and to settle, compromise, prosecute or defend any action, claim or proceeding with respect thereto and to sell, assign, pledge, transfer and make any agreement respecting or affecting, or otherwise deal with, the same until the Obligations are paid in full; provided, however, that nothing herein contained shall be construed as requiring or obligating Lender to make any demand, or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or notice or take any action with respect to any of the Collateral or the monies due or to become due thereunder or the property covered thereby, and no action taken or omitted to be taken by Lender with respect to any of the Collateral shall give rise to any defense, counterclaim or setoff in favor of Borrowers or to any claim or action against Lender; and further provided that any cost or expense borne by Lender pursuant to this Section 4.3 shall be immediately paid to Lender by Borrowers. Lender shall provide Borrowers with prior written notice if it intends to act as either Borrower’s attorney-in-fact pursuant hereto and shall promptly provide such Borrowers with copies of any documents or other instruments that Lender executes in such Borrower’s name.

4.4 Remittances. Borrowers agree that all cash, proceeds and instruments received by Borrowers on account of any of the Collateral, or as a result of the sale, lease or other disposition of any of the Collateral, whether received by Borrowers in the exercise of their collection rights hereunder or otherwise, shall be remitted to the Collection Account in the form received (properly endorsed by Borrowers for deposit into the Collection Account or for collection in accordance with Lender’s instructions) not later than the Business Day following the day of receipt, to be applied against the Obligations as provided in Section 2.5 hereof.

SECTION 5. PLEDGE AND GRANT OF SECURITY INTEREST

5.1 As security for the due and punctual payment and performance of the Obligations, Borrowers and HDEM hereby pledge, hypothecate, assign, transfer, convey, deliver and set over unto Lender as security, and hereby grant to Lender a continuing first priority security interest in, all of Borrowers’ and HDEM’s right, title and interest of every kind and nature, if any, in and to the following, whether now owned or hereafter acquired or created, including all products and proceeds thereof, including insurance proceeds (collectively, the “Collateral”) (to the extent any materials and/or rights in and to the Film, the Episodes or any other Collateral are not yet in existence or not yet acquired, such materials and rights are (to the extent applicable) hereby assigned and conveyed to Lender by way of present assignment of future interests):

5.1.1 All rights of Borrowers and HDEM of every kind and nature in and to the Film and the Episodes in the Territory and all collateral, allied, ancillary, subsidiary and merchandising rights therein, and all properties and things of value pertaining thereto and all products and proceeds thereof whether now in existence or hereafter made, acquired or produced (as used in this Section 5, the term the “Film” and the term the “Episodes” shall mean and include the Film, the Episodes and all of the aforesaid rights and the rights and property set forth in subparagraphs 5.1.2 through 5.1.18 below) including, without limitation:

5.1.2 All rights of Borrowers and HDEM in the Territory of every kind and nature (including, without limitation, copyrights) in and to the Approved Screenplay (copyright registration number ______________), any literary, musical, dramatic or other material of any kind or nature upon which, in whole or in part, the Film or the Episodes are or may be based, or from which they are or may be adapted or inspired, or which may be or has been used or included in the Film or the Episodes including, without limitation, all scripts, scenarios, screenplays, bibles, stories, treatments, outlines, titles, concepts or other properties or materials of any kind or nature in whatever state of completion and all drafts, versions and variations thereof, excluding the book “Hadassah” written by Tommy Tenney and any drafts thereof (collectively, the “Literary Property”);

5.1.3 All rights of Borrowers and HDEM of every kind and nature in and to all physical properties of every kind or nature of or relating to the Film and the Episodes and all versions thereof, including, without limitation, all physical properties relating to the development, production, completion, delivery, exhibition, distribution or other exploitation of the Film and the Episodes, and all versions thereof or any part thereof, including, without limitation, the Literary Property, exposed film, developed film, positives, negatives, prints, answer prints, special effects, preprint materials (including interpositives, negatives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices and all other forms of preprint elements which may be necessary or useful to produce prints or other copies or additional pre-print elements, whether now known or hereafter devised), soundtracks, recordings, audio and video tapes and discs of all types and gauges, cutouts, trims and any and all other physical properties of every kind and nature relating to the Film in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof (collectively, the “Physical Properties”) needed for the exploitation of the Film in the Territory;

5.1.4 All rights of Borrowers and HDEM of every kind or nature in and to any and all music and musical compositions created for, used in or to be used in connection with the exploitation of the Film and/or the Episodes in the Territory including, without limitation, all copyrights therein and all rights to perform, copy, record, rerecord, produce, publish, reproduce or synchronize any or all of said music and musical compositions as well as all other rights to exploit such music including record, soundtrack recording, and music publishing rights in the Territory;

5.1.5 All collateral, allied, ancillary, subsidiary, publishing and merchandising rights of Borrowers and HDEM of every kind and nature in the Territory, without limitation, derived from, appurtenant to or related to the Film or the Literary Property, including, without limitation, all production, exploitation, reissue, remake, sequel, serial or series production rights by use of film, tape or any other recording devices now known or hereafter devised, whether based upon, derived from or inspired by the Film and/or the Episodes, the Literary Property or any part thereof; all rights of Borrowers and HDEM to use, exploit and license others to use or exploit in the Territory any and all novelization, publishing, commercial tieups and merchandising rights of every kind and nature, including, without limitation, all novelization, publishing, merchandising rights and commercial tieups arising out of or connected with or inspired by the Film, the Episodes or the Literary Property, the title or titles of the Film or the Episodes, the characters appearing in the Film or the Episodes or said Literary Property and/or the names or characteristics of said characters, and including further, without limitation, any and all commercial exploitation in connection with or related to the Film and/or the Episodes, all remakes or sequels thereof and/or said Literary Property;

5.1.6 All rights of Borrowers and HDEM of every kind or nature, present and future, in and to all agreements relating to the development, production, completion, delivery and exploitation of the Film and the Episodes in the Territory, including, without limitation, all agreements for personal services, including the services of writers, directors, cast, producers, special effects personnel, animators, cameramen and other creative, artistic and technical staff and agreements for the use of studio space, equipment, facilities, locations, animation services, special effects services and laboratory contracts;

5.1.7 All copyrights, rights in copyrights, interests in copyrights and renewals and extensions of copyrights, heretofore or hereafter obtained upon the Film, the Episodes or the Literary Property or any part thereof, and the right (but not the obligation) to make publication thereof for copyright purposes, to register claims under copyright, and the right (but not the obligation) to renew and extend such copyrights, and the right (but not the obligation) after prior notice, to sue in the name of either Borrower or HDEM and/or in the name of Lender for past, present and future infringements of copyright in the Territory;

5.1.8 All rights to produce, acquire, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize or otherwise exploit the Film, the Episodes, the Literary Property and any and all rights therein in the Territory (including, without limitation, the rights referred to in subsection 5.1.5 above) in perpetuity, without limitation, in any manner and in any media whatsoever throughout the universe, including, without limitation, by projection, radio, all forms of television (including, without limitation, free, pay, toll, cable, sustaining subscription, sponsored and direct satellite broadcast), in theatres, nontheatrically, on cassettes, cartridges and discs and by any and all other scientific, mechanical or electronic means, methods, processes or devices now known or hereafter conceived, devised or created;

5.1.9 All rights of Borrowers and HDEM of any kind or nature, direct or indirect, to acquire, produce, develop, reacquire, finance, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize, or otherwise exploit the Film or the Episodes in the Territory, or any rights in the Film or the Episodes, including, without limitation, pursuant to agreements between Borrowers and HDEM and any Person controlling, controlled by, or under common control with Borrowers and HDEM (each, a “Subsidiary”) which relate to the ownership, production or financing of the Film or the Episodes;

5.1.10 All Contract rights and general intangibles which grant to any Person any right to acquire, produce, develop, reacquire, finance, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize, or otherwise exploit the Film or the Episodes in the Territory or any rights in the Film or the Episodes in the Territory including, without limitation, all such rights pursuant to agreements between either Borrower or HDEM and any Subsidiary which relate to the ownership, production or financing of the Film or the Episodes;

5.1.11 All rent, revenues, income, compensation, products, increases, proceeds and profits or other property obtained or to be obtained by Borrowers or HDEM from the production, release, sale, distribution, subdistribution, lease, sublease, marketing, licensing, sublicensing, exhibition, broadcast, transmission, reproduction, publication, ownership, exploitation or other uses or disposition of the Film or the Episodes in the Territory and the Literary Property in the Territory (or any rights therein or part thereof), in any and all media, including, without limitation, the properties thereof and of any collateral, allied, ancillary, merchandising and subsidiary rights therein and thereto, and amounts recovered as damages by reason of unfair competition, the infringement of copyright, breach of any contract or infringement of any rights, or derived therefrom in any manner whatever;

5.1.12 Any and all accounts, accounts receivable, general intangibles, contract rights, chattel paper, documents, instruments and goods, including inventory (as those terms are defined in the Delaware Uniform Commercial Code), not elsewhere included in this definition, which may arise in connection with the creation, production, completion, delivery, financing, ownership, possession or exploitation of the Film or the Episodes in the Territory;

5.1.13 All accounts receivable, all contract rights, all general intangibles (as such terms are defined in the Delaware Uniform Commercial Code) in connection with or relating to the exploitation of the Film or the Episodes in the Territory including, without limitation, all accounts receivable, all contract rights and general intangibles constituting rights to receive the payment of money, or other valuable consideration, all receivables and all other rights to receive the payment of money including, without limitation, under present or future contracts or agreements (whether or not earned by performance), from the sale, distribution, exhibition, disposition, leasing, subleasing, licensing, sublicensing and other exploitation of the Film or the Episodes in the Territory or the Literary Property or any part thereof or any rights therein or related thereto in any medium, whether now known or hereafter developed, by any means, method, process or device in any market including, without limitation, all of Borrowers’ and HDEM right, title and interest in, to and under the Existing Distribution Agreements, the Additional Distribution Agreements, and any other existing or future agreements for the distribution or other exploitation of the Film or the Episodes in the Territory, as the same may presently exist or hereafter from time to time come into existence, be amended, renewed, modified, supplemented, extended or replaced, including Borrowers’ and HDEM’s rights to receive payments thereunder, and all other rights to receive film rentals, license fees, distribution fees, producer’s shares, royalties and other amounts of every description including, without limitation, from (a) theatrical exhibitors, nontheatrical exhibitors, television networks and stations and airlines, cable television systems, pay television operators, whether on a subscription, per program charge basis or otherwise, and other exhibitors, (b) Distributors, subdistributors, lessees, sublessees, licensees and sublicensees (including any Subsidiary) and (c) any other Person or entity that distributes, exhibits or exploits the Film, the Episodes or the Literary Property or elements or components of the Film, the Episodes or the Literary Property or rights relating thereto;

5.1.14 All proceeds, products, additions and accessions (including insurance proceeds) of the Film and the Episodes, as defined and referred to in subsections 5.1.1 through 5.1.13 above.

5.1.15 The following personal property, whether now owned or hereafter acquired: (i) the title or titles of the Film and the Episodes and all of Borrowers’ and HDEM’s rights to the exclusive use thereof including rights protected pursuant to trademark, service mark, unfair competition and/or other laws, rules or principles of law or equity or industry practice, and (ii) all inventions, processes, formulae, licenses, patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, logos, indicia, corporate and Borrowers and HDEM names, business source or business identifiers and renewals and extensions thereof, domestic and foreign, whether now owned or hereafter acquired, and the goodwill and other like business property rights relating to the exploitation of the Film or the Episodes in the Territory, and the right (but not the obligation) to register claims in the Territory under trademark or patent and to renew and extend such trademarks or patents and the right (but not the obligation) to sue in the name of either Borrower or HDEM or in the name of Lender for past, present or future infringement of trademark or patent;

5.1.16 All Cash and Cash Equivalents of Borrowers and HDEM derived from or relating to the exploitation of the Film or the Episodes in the Territory and all drafts, checks, certificates of deposit, notes, bills of exchange and other writings derived from or relating to the Film or the Episodes which evidence a right to the payment of money and are not themselves security agreements or leases and are of a type which is in the ordinary course of business transferred by delivery with any necessary endorsement or assignment whether now owned or hereafter acquired (all such drafts, checks, certificates of deposit, notes, bills of exchange and other writings, whenever acquired, collectively are called “Instruments”);

5.1.17 To the extent not included in the items described in subsections 5.1.1 through 5.1.16 above, all accounts, contract rights, general intangibles, documents, instruments, chattel paper, goods, inventory and equipment (as such terms are defined in the Delaware Uniform Commercial Code) now owned or hereafter acquired by Borrowers or HDEM in connection with the exploitation of the Film or the Episodes in the Territory, and the proceeds and products thereof.

5.1.18 All security interests granted by this Agreement shall terminate upon payment in full of all of Borrowers’ Obligations. At such time Lender shall take all necessary steps to terminate such security interests by filing appropriate documentation wherever necessary.

5.2 Notwithstanding anything to the contrary contained in subsections 5.1.1 through 5.1.17 above, there shall be excluded from the Collateral described in this Section 5: (a) the interest of Borrowers or HDEM, whether as owner or lessee, in any property constituting real property under the laws of the jurisdiction in which such property is located, (b) the written work entitled, “Hadassah - One Night With The King” (the “Book”), by Tommy Tenney (the “Author”), first published in the United States by Bethany House Publishers (the “Publisher”), (c) any publication rights to the Book, (d) the right to sell, distribute or license for sale or resale of a graphic novelization, comic book version, picture book, children's edition, study guides or any other text, print or display exploitation based on the Book, and (e) any other so-called “Subsidiary Rights” granted to the Publisher by HDEM pursuant to the Publishing Agreement, as amended, entered into between HDEM and the Publisher on or about December 17, 2001 (“Excluded Property”).

5.3 Additional Distribution Agreements. Until payment and Borrowers’ performance in full of the Obligations hereunder and under the other Loan Documents, with respect to any proposed Additional Distribution Agreement:

5.3.1 Borrowers shall send or shall cause to be sent to Lender a copy of each Additional Distribution Agreement, within five (5) days of the entering into of such Additional Distribution Agreement.

5.3.2 As a condition to Borrowers entering into any Additional Distribution Agreement, and concurrently therewith, Borrowers shall cause each such Additional Distributor to (1) execute and deliver to Lender a Notice of Irrevocable Authority and Direction to Pay, substantially in the form attached hereto as Exhibit L, and (2) enter into a deal memo or long-form agreement in the forms furnished to, and approved by, Lender and Lender’s counsel (or enter into such other form of deal memo agreement as shall be approved in writing by Lender and Lender’s counsel).

5.4 Benefits Only. Upon the assignment to Lender for security purposes of all of Borrowers’ and HDEM’s right, title and interest in and to the Distribution Agreements, and all other agreements subject to Lender’s security interest hereunder, Lender shall take an assignment only of the benefits of and shall not assume the obligations and liabilities under any such agreement, and Borrowers shall (and hereby agree to) perform or cause to be performed all of Borrowers’ obligations under each such agreement, and Borrowers shall not be released from such obligations by making such assignment.

5.5 The respective rights of the parties with respect to the Collateral are subject to the TBN Agreement, the P&A Subordination Agreement, the Existing Distribution Agreements, the Escrow Agreement - Collection Account, the Escrow Agreement - Disbursement Account and the other Loan Documents.

SECTION 6. BORROWERS’ REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement, each of ONWK and GNXE makes the following representations and warranties, each of which shall be deemed to be made again as of the date of each request for a Loan hereunder:

6.1 Existence and Rights. GNXE is a Delaware corporation, and ONWK is a California corporation, and each is duly organized, validly existing and in good standing under the laws of applicable laws of such jurisdictions, and each maintains its respective chief executive office at the address listed in Section 11.5 hereof. Each Borrower has all necessary powers and authority, rights and franchises to own its properties and to carry on its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership of its properties makes such qualification necessary. Each Borrower possesses or will possess, as the case may be, all necessary licenses or permissions necessary to conduct its business as now conducted or as such business may be conducted, as the case may be; and each Borrower has all requisite right, power and authority to enter into, deliver and perform its obligations under this Agreement and the other Loan Documents.

6.2 Film. The Film is based on the book “Hadassah” by Tommy Tenney and screenplay by Stephan Blinn, and features an ensemble cast including Peter O’Toole, Omar Sharif, John Rhys-Davies, and Tiffany Dupont as Esther; the Film was photographed on 35mm color film in the English language and will have an MPAA rating of “PG” and will not exceed one hundred twenty five (125) minutes in length including main and end titles.

6.3 Agreement, Loan Document and Related Agreements Authorized. The execution, delivery and performance of this Agreement, the Existing Distribution Agreements, the P&A Subordination Agreement, the Escrow Agreement - Collection Account, the Escrow Agreement - Disbursement Account, the Notices of Irrevocable Authority and Direction to Pay and the other Loan Documents to which Borrowers are parties, and the payment of principal of and interest on the Loans, have been duly authorized by Borrowers by all necessary action of Borrowers’ directors and shareholders, and do not and will not (i) require the consent or approval of any governmental body or other regulatory authority, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrowers, or (iii) contravene or conflict with any term or provision of Borrowers’ Certificates of Incorporation; and this Agreement, the Existing Distribution Agreements, the Additional Distribution Agreements, the P&A Subordination Agreement, the Escrow Agreement - Collection Account, the Escrow Agreement - Disbursement Account, the Notices of Irrevocable Authority and Direction to Pay and each other Loan Document to which Borrowers are parties, is, are, or will be and constitute, as the case may be, the legal, valid and binding obligations of Borrowers, enforceable in accordance with their respective terms.

6.4 Security Interest. This Agreement creates a valid, first priority security interest and Lien in and to the Collateral securing the payment and performance of the Obligations to be secured hereby, and all action now required which can be taken by Borrowers to perfect Lender’s Lien in and to the Collateral has been or will be promptly following execution and delivery hereof taken and completed. Borrowers and HDEM are and will be the owner of all Collateral whenever acquired or arising free and clear of all Liens, of any kind and nature except for the Permitted Encumbrances. All rents, royalties and other amounts due and payable by Borrowers under contracts, leases, license agreements and other instruments relating to the Collateral, including, without limitation, contracts, leases or license agreements relating to the Film, the Episodes and the Literary Property, the services of all persons or entities rendering services in connection with the Film or the Episodes, and the furnishing of goods, processing, equipment and materials used in connection with the Film and the Episodes have been paid if due, or will be paid when due, and Borrowers are not in default under any such contract, lease, license agreement or other instrument; and Borrowers will appear in, contest and defend against any action or proceeding purporting to affect title to or any other interest in any portion of the Collateral, or the rights or powers of Lender, its successors or assigns, or the right or interest of Lender, legal or beneficial, in any portion of the Collateral; and will pay all reasonable costs and expenses, including costs of evidence of title and reasonable outside attorneys’ fees, in any such action or proceeding in which Lender may appear. Borrowers will not sell, offer to sell, hypothecate or otherwise dispose of any Collateral (including proceeds thereof) subject hereto, or any part thereof or interest therein, at any time, except for Permitted Encumbrances or with the prior written consent of Lender; provided that Borrowers may enter into licenses to exploit the Film or the Episodes in the Territory in the ordinary course of its business.

6.5 Arrangement and Advisory Fee. With respect to the loan transaction herein contemplated, no Person is entitled to any brokerage fee or other finder’s fee or commission and Borrowers agree to indemnify and hold Lender harmless against any and all such claims. Notwithstanding the foregoing, Borrowers shall pay a Five Percent fee in the amount of Three Hundred Thousand Dollars ($300,000.00) and, in the event that Lender makes the Additional P&A Commitment, an additional fee of One Hundred Twenty-Five Thousand Dollars ($125,000), each payable jointly to Richard Kiratsoulis, a.k.a. Crown Financial Management, and Peter Lopez, Esq. (the “Arrangement and Advisory Fee”) upon receipt of the respective Loans made under this Agreement.

6.6 Compliance. Borrowers will comply with all laws, rules and regulations relating to, and shall pay, or cause to be paid, prior to delinquency, as applicable, all license fees, registration fees, taxes, guild or union pension, health and welfare payments, required guild or union residual, supplemental market, reuse and other required payments and assessments, and all other charges including, without limitation, non-governmental levies or assessments, which may be levied upon or assessed against, or which may become Liens on, the ownership, operation, possession, maintenance, exploitation, exhibition or use of the Collateral, or which create or may create a Lien upon the Collateral, or any part thereof.

6.7 Filings. Borrowers will execute at Lender’s request such financing statements, continuation statements, copyright assignments and other documents as Lender may deem necessary or appropriate in order to perfect or preserve Lender’s first priority security interest and Lien in the Collateral, and will deliver copies of such financing statements, continuation statements, copyright assignments and other documents to Lender. Borrowers hereby authorize Lender to file financing statements and amendments thereto and copyright assignments relative to all or any part of the Collateral where necessary or desirable in Lender’s judgment to perfect or to continue the Lien and first priority security interest granted herein without the signature of Borrowers where permitted by law, and agree to do such further acts and things and to execute and deliver to Lender such additional conveyances, assignments, agreements and instruments as Lender may require or deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto Lender its rights, powers and remedies hereunder.

6.8 Inspection of Collateral. Borrowers will at all times keep accurate books and records with respect to the Collateral which are as complete and comprehensive as those customarily maintained by others engaged in the production of first-class theatrical motion pictures, and agrees to make available to Lender or its representatives on Lender’s reasonable request all books, records, contracts, production notes and other information and data of every kind relating to the Film, the Episodes, the Collateral and the production, distribution or exploitation thereof, and Lender shall have the right to examine such books, records, contracts and other information and to make abstracts therefrom or copies thereof. Borrowers further agree that Lender shall have access, at all reasonable times and upon notice, to any and all of Borrowers’ computer hardware or software, whether maintained by Borrowers or by third parties on behalf of Borrowers which pertains to, or reflects, such records. At such time or times as Lender may reasonably request, Borrowers will, at their cost and expense, prepare a list or lists in such form as shall be reasonably satisfactory to Lender, certified by a duly authorized officer of each Borrower, describing in such detail as Lender shall reasonably require, the Collateral, and specifying the location of such Collateral and Borrowers’ records pertaining thereto and permit Lender upon reasonable notice to inspect such Collateral or any part thereof at such place as the Collateral may be held or located or at such other reasonable place.

6.9 No Conflict. The execution, delivery and performance of this Agreement and the other Loan Documents to which Borrowers are parties, the Existing Distribution Agreements, and the Additional Distribution Agreements will not result in a breach of or constitute a default under any agreement, indenture, loan, credit agreement, lease, undertaking or other instrument to which Borrowers are parties or by which it or any of its properties may be bound or affected, and such execution, delivery and performance will not result in or require the creation or imposition of (or the obligation to create or impose) any Lien of any nature upon or with respect to the Collateral or other property of Borrowers except for the Permitted Encumbrances.

6.10 Related Agreements. Borrowers have obtained and have delivered or will deliver to Lender by the Closing Date copies of true and complete fully executed copies of the Existing Distribution Agreements (and the Notices of Irrevocable Authority and Directors to pay relating thereto), the P&A Subordination Agreement, the Escrow Agreement - Collection Account, the Escrow Agreement - Disbursement Account, the Power of Sale, and the Chain-of-Title Documents. Each such document is a valid, binding and subsisting agreement. Each such document has been executed by all parties thereto and is in full force and effect. Borrowers will notify Lender of each proposed modification to the Existing Distribution Agreements and the Additional Distribution Agreements but only with respect to modifications which materially affect Lender’s rights hereunder or under any of the other Loan Documents).

6.11 Claims. There is no pending or threatened action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency or any investigation of the affairs of either Borrowers (or any Affiliate thereof) or any of either Borrower’s TV shareholders, directors, officers, properties or rights which, if adversely determined, would adversely affect (a) the ability of either Borrower to perform its obligations concerning the production and exploitation of the Film as contemplated hereby (including, but not limited to, the ability of either Borrower to perform its obligations under the Existing Distribution Agreements or the Additional Distribution Agreements or to conduct its business substantially as being conducted on the date hereof), (b) the financial condition of either Borrower, (c) the Liens granted to Lender hereunder and under any of the other Loan Documents, or (d) the Collateral; and Borrowers are not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or governmental instrumentality or other agency which might impair the rights of Borrowers to carry on Borrowers’ business substantially as now being conducted or which might adversely affect the financial condition of Borrowers.

6.12 Disclosure. None of the statements, representations or warranties made by Borrowers in this Agreement or any of the other Loan Documents to which either Borrower is a party, as of the respective dates of such statements, representations and warranties, contains any untrue statement of a material fact or omits any material fact necessary to make the statements made not misleading.

6.13 Margin Stock.

6.13.1 Borrowers are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

6.13.2 None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

6.14 Breach of Related Agreements. Neither Borrower is in default under the Existing Distribution Agreements, the Additional Distribution Agreements, the Chain-of-Title Documents, or any other Loan Document to which Borrowers is a party.

6.15 Rights in the Film, the Episodes and Collateral. Borrowers own all rights in the Film, the Episodes and the Collateral necessary to enable Borrowers to fully perform all of their Obligations, under this Agreement and the other Loan Documents to which a Borrower is a party. Borrowers and HDEM have acquired, now own and will own during production of the Film and the Episodes and continuing through satisfaction of all Obligations, all right, title and interest, including copyrights in and to the Film and the Episodes including all right, title and interest necessary to make, distribute, exhibit and otherwise exploit the Film and the Episodes worldwide, including, without limitation, all necessary rights in the literary, musical or other property or ideas used therein and the right to exhibit the Film and the Episodes in theatres, on television, by means of videocassettes and videodiscs and in each other media or manner contemplated by the Existing Distribution Agreements and any Additional Distribution Agreements, including, without limitation, all rights granted pursuant to the Existing Distribution Agreements (and to be granted pursuant to the Additional Distribution Agreements), subject to the Chain-of-Title Documents, payment of necessary performing rights fees in respect of the music in the Film and the Episodes and such rights as are granted pursuant to the Existing Distribution Agreements and any Additional Distribution Agreements. To the best of Borrowers’ knowledge, any and all material or matter used in or in connection with the Film and the Episodes, including dialogue, characters, titles, episodes and events, shall be original with or owned by or licensed to a Borrower, or in the public domain, and shall not infringe any copyrights, statutory or common law, and shall not constitute a libel, slander or invasion of privacy of any party, or otherwise infringe on or violate the rights of any other party whomsoever.

6.16 Insurance. ONWK has obtained and, no later than when due, has paid or will pay the premiums for, and shall hereafter maintain in force, such insurance coverage relating to the Film as is required by Section 7.14 hereof.

6.17 Additional Distribution Agreement Acceptance Process. GNXE shall use its best efforts, consistent with industry practice, to enter into Additional Distribution Agreements with respect to all customary media and ancillary rights in the Territory. Until the Obligations have been satisfied, Borrowers shall only enter into Additional Distribution Agreements which meet all of the requirements for an Additional Distribution Agreement.

6.18 Additional Representations. (i) The Film is, or when delivered will be, completely finished, fully edited and titled and fully synchronized with language, dialogue, sound and music, recorded with sound equipment pursuant to valid licenses, and in all respects ready and of a first-class technical quality adequate for general release in all respective media in the Territory, (ii) Borrowers are, or will be the owners of, all rights, licenses and privileges to the Film and the Episodes and Borrowers are, or will be the owner of, all distribution rights and other exploitation rights in the Film and the Episodes in the Territory, (iii) as between Borrowers and Lender, all of the following have been fully paid or discharged, or will be fully paid or discharged by Borrowers: (a) all costs of producing and completing the Film for delivery, all claims and rights with respect to the use, distribution, synchronization, performance (other than sums payable to music performing rights societies, such as ASCAP and BMI, on account of the public performance of the Film), exhibition and exploitation of the Film, and any music or other element contained therein throughout the Territory, and (b) all such costs of producing and completing the Episodes, (iv) there are not, and will not be, outstanding at any time during the Term any Liens granted to, or contracts, licenses, arrangements or agreements with any Person, or any obligation (past, present or future), or any breaches of any contract, license, arrangement or agreement, which in any way will interfere with, impair, abrogate, or adversely affect Lender, and that (except to the extent hereinafter expressly provided, there are and will not be payments of any of any kind required to be made by Lender, in respect, or as a result, of any use of the Film or Episodes, (v) neither the Film or the Episodes, nor any part thereof, nor any materials contained therein or synchronized therewith, nor the title thereof, violates or will violate, or infringes or will infringe, any trademark, trade name, contract, license, arrangement, agreement, copyright (whether common law or statutory), patent, literary, artistic, dramatic, personal, private, civil, property or privacy right or “moral rights of authors” or any other right of (or slander or libel) any Person, (vi) Borrowers have not sold, assigned, transferred, encumbered or conveyed, and will not sell, assign, transfer or convey, to any party any right, title or interest in or to the Film or the Episodes inconsistent with the rights of Lender granted hereunder, (vii) Borrowers own and control, or will own and control, without any limitations or restrictions whatsoever, all motion picture, performance and other servicing rights of Borrowers in or to the Film and the Episodes and all the soundtracks thereof, and have obtained (or will obtain prior to delivery of each) all necessary licenses required for the production, synchronization, exhibition, performance, distribution, marketing and exploitation of the Film and the Episodes (including the music contained therein, subject only to the payment of such performing rights fees, if any, customarily payable by exhibitors to such performing rights society having jurisdiction) throughout the Territory and during the Term for all purposes licensed under any Distribution Agreement and by every means, method and device now or hereafter known or required for full, complete and unlimited exercise and enjoyment by the Distributors of the rights granted; the performing rights to all musical compositions contained in the Film and the Episodes are controlled by the American Society of Composers, Authors and Publishers (ASCAP), Broadcast Music, Inc. (BMI) or their affiliates, or in the public domain, or controlled by Borrowers, (viii) there will be no restrictions which would or could prevent the Distributors from distributing the Film or Episodes (other than customary name and likeness restrictions or approval rights for actors and director of which the Distributors shall have been notified as of the Delivery Date), and there are not and will not be any payments (out of any part of any revenues from the distribution or exploitation of the Film or Episodes or otherwise) which must be made to any actors, musicians, directors, writers or other persons who participated in the Film for any right to exhibit the Film or the Episodes or as compensation in connection with such exhibition or for any other use of the Film or Episodes or any of the rights granted under the Distribution Agreements, any such payments (including, without limitation, any participations in gross receipts or net profits) being solely the responsibility of Borrowers, (ix) the copyrights in the Film, and the Episodes and the literary, dramatic and musical material upon which they are based or which is contained in the Film and the Episodes will be valid and subsisting during the Term throughout the Territory, and the Film and the Episodes are not in the public domain anywhere in the Territory, and (x) Borrowers have provided in writing all material information in connection with the Film and the Episodes to Lender all of which is accurate and true.

6.19 Additional Distribution Agreement Terms and Conditions.

(a) In connection with any and all Additional Distribution Agreements entered into by Borrowers after the date hereof, Borrowers shall deliver to Lender, a fully executed Notice of Irrevocable Authority and Direction to Pay.

(b) No Additional Distribution Agreement will be entered into with an Affiliate of either Borrower, without the prior written consent of Lender.

SECTION 7. BORROWERS’ AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that, until payment and Borrowers’ performance in full of the Obligations hereunder and under the other Loan Documents to which either Borrower is a party, Borrowers shall:

7.1 Legal Rights and Facilities. Maintain and preserve each Borrower’s legal existence and all rights, privileges, franchises and other authority adequate for the conduct of each Borrower’s business; maintain the Collateral in good order and repair; conduct its business in an orderly manner without interruption; and refrain from any material change in the nature of its business.

7.2 Use of Loan Proceeds. Use the proceeds of the Loans made hereunder only for the purposes of paying those items of cost and expense included in the Approved Budget for the Film as each such expenditure is approved by two P&A Designees, or such other costs as are approved in writing by two P&A Designees or as the Lender and Borrowers may agree in writing.

7.3 First Priority Security Interest. Maintain the security interests created pursuant to this Agreement and the other Loan Documents with respect to the Collateral at all times in place and perfected with first priority in favor of Lender. Borrowers shall not directly or indirectly create, incur or suffer to exist, and shall promptly discharge or cause to be discharged, any other Lien on or with respect to the Collateral other than the Permitted Encumbrances.

7.4 Related Agreements. Perform and observe, and cause each Borrower’s employees to perform and observe, all agreements, covenants, representations and warranties of Borrowers under the Existing Distribution Agreements, the Additional Distribution Agreements, the Notices of Irrevocable Authority and Direction to Pay, the P&A Subordination Agreement, the Collection Account Agreement, and any other Loan Document to which a Borrower is a party.

7.5 Expenses and Fees. Pay to Lender, whether or not the Loans contemplated by this Agreement shall be consummated, all actual reasonable out-of-pocket costs and expenses, including the reasonable outside attorneys’ fees of Katten Muchin Rosenman LLP incurred by Lender in connection with this Agreement, the other Loan Documents and the Film, including, without limitation, all reasonable costs and expenses incurred in connection with the negotiation, preparation, execution, delivery, filing, recording and administration of this Agreement, the other Loan Documents and the other agreements and documents referred to herein and therein and in connection with the enforcement of the rights of Lender hereunder or thereunder, in connection with the making of the Loans or in connection with the realization upon any Collateral. Such costs and expenses (including, without limitation, court costs and outside attorneys’ fees and disbursements), shall be secured hereunder, provided that any attorneys’ fees and disbursements, court costs and out-of-pocket expenses incurred by Lender in connection with this Agreement, the other Loan Documents or the Film shall be payable by Borrower to Lender immediately upon demand by Lender.

7.6 Taxes and Other Liabilities. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or upon its income or profits or upon any of its properties, and all its other liabilities at any time existing, except to the extent and so long as:

(i) the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon its financial condition or the loss of any right of redemption from any sale thereunder; and

(ii) it shall have set aside on its books reserves adequate with respect thereto; and further to pay all governmental charges or taxes (except income, franchise or other similar taxes on Lender) at any time payable or ruled to be payable in respect of the existence, execution or delivery of this Agreement or any other Loan Document by reason of any existing or hereafter enacted federal or state statute.

7.7 Records and Reports. Permit representatives of Lender to have access to and to examine its Physical Properties, books and records during business hours and with reasonable notice to such Borrower; and furnish to Lender, at Borrowers’ expense, such other information relating to the affairs of Borrowers as Lender reasonably may request from time to time. Without limiting the generality of the foregoing, Borrowers shall, at any time when any Obligation remains unpaid or not performed hereunder, supply Lender promptly with, or cause Lender to be promptly supplied with monthly sales reports, setting forth the status of all presales entered into with respect to the Film.

7.8 Notice of Certain Events. Promptly notify Lender in writing of the occurrence of any of the following: (a) any Event of Default hereunder or of any event which would be an Event of Default hereunder but for the giving of notice, the lapse of time, or both; (b) any default under any other agreement to which a Borrower is a party or by which a Borrower or any of its respective properties may be bound; or (c) the commencement of all actions, suits or proceedings which assert claims of infringement in respect of the Film or which are in an aggregate amount of greater than Fifty Thousand Dollars ($50,000.00) against either Borrower or with respect to its properties before or by any court, governmental department, commission, board, arbitrator, bureau, agency or instrumentality, domestic or foreign.

7.9 Approvals. Obtain, from time to time, all approvals, permits and consents necessary to allow Borrowers to remit payments to Lender in Dollars from any and all appropriate governmental authorities having jurisdiction thereof.

7.10 Accounting Methods and Financial Records. Maintain a system of accounting as customarily applied in the motion picture industry in Los Angeles, California to the production of first-class theatrical motion pictures and keep adequate records and books of account in which complete entries in accordance with such accounting principles will be made.

7.11 Compliance. Comply with all laws, rules and regulations relating to, and pay, or cause to be paid, prior to delinquency all license fees, registration fees, taxes, guild or union pension, health and welfare payments, supplemental market, reuse and other required payments and assessments, and all other charges, including without limitation non-governmental levies or assessments, which may be levied upon or assessed against, or which may become Liens on, the ownership, operation, possession, maintenance, exploitation, exhibition or use of, the Collateral, or which create or may create a lien upon the Collateral, or any part thereof. Borrowers shall pay, or cause to be paid, prior to delinquency all material required guild or union residual payments, if any, arising prior to Delivery and Borrowers shall cause Distributors to pay prior to delinquency all material required guild or union residual payments arising after Delivery.

7.12 Informational Covenants. Furnish or cause to be furnished to Lender such information relating to the distribution and exploitation of the Film in the Territory as Lender may reasonably request from Borrowers from time to time.

7.13 Indemnification. At all times defend and indemnify and hold Lender (which for the purposes of this paragraph shall include Lender’s, owners, members, shareholders, officers, directors, employees, consultants, brokers, representatives and agents), and their successors and assigns free and harmless from and against any and all liabilities, claims, demands, causes of action, losses, damages, settlements, judgments or recoveries resulting from any breach of any of the warranties, representations, agreements or covenants made by Borrowers herein or by reason of the occurrence of an Event of Default, and from any suit or proceeding of any kind or nature whatsoever against Lender arising from or connected with the transactions contemplated by this Agreement, any other Loan Document or any of the documents, instruments or agreements to be executed pursuant hereto or any of the rights and properties assigned to Lender hereunder, including reasonable outside attorneys’ fees and costs and expenses incurred by Lender, all of which shall be charged to and paid by Borrowers and shall be secured by the Collateral hereunder; provided, however, that Borrowers shall have no obligation under this Section 7.13 with respect to any such event resulting from an indemnified party’s gross negligence or willful misconduct. Lender shall consult with Borrowers with respect to the selection of attorneys to prosecute any such litigation and with respect to any settlement thereof, but Lender’s decision in such regard shall be final.

7.14 Insurance.

7.14.1 “Producer’s Package” Coverage. Borrowers shall at their own cost and expense obtain and keep in full force and effect in amount, kind and form reasonably satisfactory to Lender and with insurers approved by Lender, the following types of insurance providing such coverage as is customarily provided by such types of insurance: Cast Insurance in an amount equal to at least the P&A Commitment covering the director, the producer and the principal cast members, among others; Negative Insurance in an amount equal to the amount of the Budget and projected interest hereunder; Faulty Stock, Camera and Processing Insurance; Props, Sets and Wardrobe Insurance; Miscellaneous Equipment Insurance; Property Damage Liability Insurance; Worker’s Compensation Insurance and any insurance coverage required by applicable collective bargaining agreements, and any Essential Element endorsements required by Lender.

7.14.2 Errors and Omissions Insurance. Borrowers shall at their own cost and expense obtain and keep in full force and effect in amount, kind and form reasonably satisfactory to Lender, and with insurers approved by Lender, Errors and Omissions Insurance covering, among other things, the legal liability and defense of the producer of the Film against lawsuits alleging the unauthorized use of title, format, ideas, characters, plots, plagiarism, copyright infringement and unfair competition. Such insurance shall also protect against alleged libel, slander, defamation of character and invasion of privacy. The Errors and Omissions Insurance shall be in the minimum amount of Five Million Dollars ($5,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) in the aggregate and a period of coverage of not less than three (3) years from the date of the first Loan.

7.14.3 Naming Lender as “Additional Insured”. The insurance enumerated in subsection 7.14.2 shall name Lender (including Lender’s members, agents, officers, directors and employees) as an additional insured thereunder with a maximum deductible of Fifty Thousand Dollars ($50,000) and Lender shall be a first priority beneficiary.

7.14.4 Payment of Premiums. The policies of insurance (or the Certificates of Insurance reflecting that such coverage is in effect) referred to in this Section 7.14 shall (a) contain an endorsement which negates the “other insurance” clause in said policies and a statement that the insurance being provided is primary and any insurance carried by Lender is neither primary nor contributory and (b) be delivered to Lender. Lender shall not have any liability to pay for any premiums or calls with respect to any of the insurance policies referred to in this Section 7.14.

7.15 Name and Location Changes. If (a) the title or titles of the Film or the name or any trade name of either Borrower is to be changed or modified in any manner, (b) either Borrower proposes to acquire or use a new trade name, (c) the chief executive office of either Borrower is to be relocated to a place other than its present address as stated in Section 11.5 hereof, or (d) there is proposed to be a change in location or name of any laboratory, special effects studio, sound studio, other processing or storage entity or any sound studio, other processing or storage entity or any bailee which holds, or which is expected to process, any original negative, sound, optical or other special effects material including, without limitation, the final, complete composite master negative of the Film, then Borrowers shall promptly so notify Lender in writing and, prior to taking any such action, shall execute and deliver to Lender such further documents and do such other acts and things as Lender may reasonably request in order to carry out the purposes of this Agreement including, without limitation, the execution and delivery of financing statements, amendments and copyright assignments and mortgages necessary or desirable to continue and/or perfect Lender’s first priority security interest in the Collateral.

7.16 Copyrights. If, at the time, there are any Obligations outstanding and unpaid, as soon as the copyright in the Film can be registered with the United States Copyright Office, Borrowers shall take any and all actions necessary to register such copyright in the Film in the name of Borrowers for the United States territory in conformity with the laws of the United States, and contemporaneously therewith to execute and record a copyright mortgage and assignment and power of attorney in favor of Lender for security with respect to the Collateral and Lender’s Lien thereon and Borrowers immediately shall in form and substance satisfactory to Lender deliver to Lender written evidence of any and all such copyright registrations and recording of said mortgages and assignments.

7.17 Physical Properties and the Laboratory. All Physical Properties relating to the Film shall be deposited with a Laboratory. Prior to such deposit(s), Laboratory Access Letters shall be executed by each Laboratory and Borrowers and delivered to Lender promptly upon execution thereof. No print, preprint, sound or other Physical Properties of the Film shall be deposited at any laboratory or maintained at any place other than a Laboratory without the prior written consent of Lender (which consent shall not be unreasonably withheld) and compliance with the requirements of this Section 7.17.

SECTION 8. BORROWERS’ NEGATIVE COVENANTS

Each Borrower covenants and agrees that, until all Obligations of Borrowers have been paid or performed hereunder and under the other Loan Documents to which a Borrower is a party, Borrowers shall not, without first having obtained the written consent of Lender:

8.1 Indebtedness, Liens. Make any borrowing or incur any Indebtedness of any nature whatsoever for any purpose related to the Collateral, other than pursuant to this Agreement or create, assume or suffer to exist any security interest, mortgage, pledge, encumbrance, assignment, lien or charge of any kind upon the Collateral other than (i) the Permitted Encumbrances, (ii) indebtedness incurred in the ordinary course of business up to $50,000, and (iii) agreements by Borrowers on terms reasonably satisfactory to Lender, to pay any residuals, profit participations or other deferred compensation to any Person rendering services in connection with the production of the Film which arise in the ordinary course of production of the Film. There shall be no additional or secondary financing permitted with respect to the Collateral without Lender’s prior written approval which in any manner could result in any other Person having a right to receive any monies from the exploitation of the Film in the Territory in advance of Lender’s right to recoup in the first-priority position ahead of all other financiers of the Film, and Borrowers and Distributors shall not permit any Lien upon the Collateral, except liens which are subordinate in all respects to the Lien of Lender and as to which the holder of such Lien has entered into an intercreditor agreement with Lender on terms satisfactory to the Lender in its sole discretion.

8.2 Amendments. Amend, alter, supplement, renew, replace, terminate or modify (or consent to such amendment, alteration, supplementation, renewal, replacement, termination or modification of) the Existing Distribution Agreements or any future Distribution Agreements or enter into or do any of the foregoing with respect to any other agreement, that would adversely affect or lessen any of the rights granted to Lender under this Agreement, any other Loan Document or any instrument, document or agreement executed by Borrowers in connection therewith.

8.3 Dissolution or Sale of Assets. Wind up, liquidate or dissolve its affairs, or sell, transfer, or otherwise dispose of or grant an interest in the Collateral or, without ten (10) business days’ prior written notice to Lender, change its corporate or trade name.

8.4 Use of Proceeds. Use any Loans made by Lender hereunder for any purpose or thing other than the items set forth in Section 7.2 hereof.

8.5 Transactions With Affiliates. Effect any transaction with any Affiliate on a basis less favorable to Borrowers than would be the case if such transaction had been effected with a non-Affiliate.

8.6 Consolidation or Merger. Consolidate with or merge into any other Person or entity.

SECTION 9. EVENTS OF DEFAULT

Until all of the Obligations have been paid in full, the occurrence of any of the following events (each an “Event of Default”) shall, subject to Borrowers’ right to cure any such event within the applicable period, if any, following written notice thereof at the option of Lender, (i) terminate all obligations of the Lender in respect of the P&A Commitment and/or to make any Loan hereunder; and (ii) make all sums of principal and interest then remaining unpaid and all other amounts payable hereunder or under any of the Loan Documents, immediately due and payable, all without demand, presentment or notice, all of which hereby are expressly waived. For the avoidance of doubt, an Event of Default shall not be deemed to have occurred until the cure period set forth in the applicable paragraph below, if any, shall have expired.

9.1 Failure to Pay. Failure to pay the principal of or the interest on any Loan or any fee or expense to Lender on the Maturity Date.

9.2 Breach of this Agreement and/or Related Agreements. Any material failure by a Borrower to perform any agreement, covenant, representation or warranty under this Agreement, or any other Loan Document, which failure is not cured within thirty (30) days after notice thereof by Lender to Borrowers or such other party (with a copy to Borrowers), as applicable.

9.3 Breach of Representation. Any of Borrowers’ representations in this Agreement, in any other Loan Document, or any statement, agreement or certificate at any time given in writing pursuant thereto or in connection therewith shall be false or misleading in any material respect when made.

9.4 Insolvency, Receiver or Trustee. Either Borrower shall become insolvent; or shall be unable to or admit in writing its or their inability to pay its or their debts as they mature; or make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its or their properties or assets; or apply for or consent to the appointment of a receiver or trustee for it or them or for a substantial part of its or their property or business, or if such a receiver or trustee otherwise shall be appointed and shall not be discharged within sixty (60) days after such appointment.

9.5 Judgments; Attachments. Any judgment, writ or warrant of attachment, reference proceeding award, or similar process shall be entered or filed against a Borrower or any material portion of a Borrower’s assets, or a Borrower enters into any settlement agreements with respect to any litigation or reference proceeding, in each of the foregoing events in an aggregate amount of greater than Two Hundred Fifty Thousand Dollars ($250,000.00) which shall remain unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder.

9.6 Bankruptcy or Dissolution. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against a Borrower or any order, judgment or decree decreeing a party’s dissolution or division, which is not discharged within thirty (30) days thereafter (provided that Lender shall not be obligated to extend any Loans to such Borrower during such period) shall be entered against a Borrower.

9.7 Related Agreements. Any of the following events shall occur: this Agreement, any Existing Distribution Agreement or any other Loan Document, shall at any time after its execution and delivery and for any reason cease to be in full force and effect, or shall be declared to be null and void; or the validity or enforceability thereof shall be contested by any party thereto other than Lender, or any party other than Lender shall deny that it has any further obligation hereunder or thereunder or under any other instrument delivered hereunder or thereunder and such event is not cured within ten (10) Business Days after Borrowers have knowledge of such event.

9.8 Cross-Default. Any material default occurs under any agreement in respect of Indebtedness of greater than Two Hundred Fifty Thousand Dollars ($250,000.00) of a Borrower or which a Borrower has guaranteed.

9.9 Lien Priority. Lender fails to have an enforceable first lien (except for Permitted Encumbrances) on the Collateral.

9.10 Failure to Effect Delivery. Borrowers and HDEM shall have failed to notify, within five (5) business days following the date of the making of the initial Loan hereunder, all of the Existing Distributors to pay all amounts otherwise payable to Borrowers and HDEM pursuant to the Existing Distribution Agreements to the P&A Collection Account.

9.11 Abandonment of Production; Termination of Existing Distribution Agreements. The abandonment of the production of the Film or the termination of any Existing Distribution Agreement.

9.12 Failure to Effect Delivery. The failure of Borrowers to effect Delivery of the Film and the required materials to the Distributors in accordance with the Distribution Agreements.

SECTION 10. REMEDIES ON DEFAULT

10.1 Remedies. If any Event of Default shall occur and be continuing, then, and in every such event and at any time thereafter during the continuance of such Event of Default, Lender may by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the P&A Commitment and the Additional P&A Commitment, and (ii) declare the Loans then outstanding to be due and payable, and, thereupon, the Obligations shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrowers; and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of Borrowers accrued under this Agreement, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrowers; and Lender shall be entitled to exercise, in respect of the Collateral, all of the rights and remedies available to a secured party upon default under the Delaware Uniform Commercial Code (or applicable Uniform Commercial Code) at the time which shall be applicable for the purpose of establishing the relative rights of Lender and of Borrowers, and under procedures to be followed in the event this Section shall become operative including, without limitation, the right to sell the Collateral or any portion thereof and, in addition thereto, the rights and remedies provided for herein and such other rights and remedies as may be provided by law or in equity. Lender shall in addition have the following rights and remedies which may, in Lender’s discretion, be exercised either cumulatively or in the alternative:

(i) Lender may require Borrowers to assemble the Collateral and make it available to Lender at a place or places to be designated by Lender and with respect to any Collateral consisting of intellectual property, on demand, Lender may cause the security interest therein to become an assignment, transfer and conveyance of any of or all such Collateral by Borrowers, or license or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any such Collateral throughout the Territory on such terms and conditions and in such manner as Lender shall determine (other than in violation of any then existing licensing arrangements to the extent that waivers cannot be obtained);

(ii) Lender may, in its sole discretion, in its name or in the name of Borrowers, or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement reasonably deemed desirable with respect to any of the Collateral, but shall be under no obligation so to do. Lender shall consult with Borrowers with regard to such matters, provided that in all cases Lender’s decision shall be final. Lender may extend the time of payment, arrange for payment in installments, or otherwise modify the term of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting the liability of Borrowers, Lender shall not be required to take any steps to preserve any rights of or against any party which in any way relate to the Collateral. If Borrowers fails to make payment or take any action required under this Agreement, any other Loan Document, any Existing Distribution Agreement, or any Additional Distribution Agreement, and such failure results in the occurrence of an Event of Default, Lender may make such payments and take all such actions as Lender reasonably deems necessary to protect Lender’s security interests in the Collateral and/or the value thereof, and Lender is hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest or compromise any Liens which in the good faith judgment of Lender appear to be equal to, prior to or superior to the security interests of Lender in the Collateral;

(iii) Lender may, without notice or demand or legal process, enter upon any premises, or wherever any portion of the Collateral may be, and take possession of the Collateral together with all additions and accessories thereto, demand and receive such possession from any person who has possession thereof, remove, keep and store the Collateral or any portion thereof, or put a custodian in charge thereof, and take such other measures as it reasonably may deem necessary or proper for the care or protection thereof;

(iv) Lender may, with or without taking possession thereof, sell or cause to be sold, at such price or prices as Lender, in its sole and absolute discretion, shall determine, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at any public or private sale for cash, upon credit or for future delivery, without demand of performance or notice of intention to sell or of time or place of sale; provided, however, that unless the Collateral in Lender’s possession is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender shall give Borrowers reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if notice of the sale or other intended disposition is delivered or mailed, by registered mail, postage prepaid, to Borrowers as set forth in this Agreement or such other address as Borrowers may by notice have furnished Lender in writing for such purpose, at least five (5) Business Days prior to the time of such sale or other intended disposition (which Borrowers agrees is reasonable notice within the meaning of Sections 9-610 and 9-611 of the Uniform Commercial Code as in effect in the State of Delaware or its equivalent in other jurisdictions). Such purchaser at any such sale (including, if applicable, Lender) shall hold the property sold absolutely free from any claim or right of whatever kind including any equity of redemption and Borrowers hereby waive (to the extent permitted by law) all rights of redemption, stay, valuation and/or appraisal which it now has or may have at any time in the future under any rule of law or statute now existing or hereafter enacted. Any public or private sale of the Collateral or any part thereof shall be held at such time or times within ordinary business hours and at such place or places as Lender may fix in the notice of such sale. At any such sale, the Collateral, or any portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as Lender may (in its sole discretion) determine and, if permitted by law, Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for and purchase the Collateral or any portion thereof for the account of Lender. Lender shall not be obligated to make any sale of the whole or any part of the Collateral if it shall determine not to do so, regardless of the fact that notice of sale of the Collateral may have been given. Lender may by announcement at the time and place fixed for sale, without prior notice or publication, adjourn any public or private sale of the Collateral or cause the same to be adjourned from time to time, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by Lender until the sale price is paid by the purchaser or purchasers thereof, but Lender shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. For purposes hereof, (i) a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof, (ii) Lender shall be free to carry out such sale pursuant to such agreement and (iii) Borrowers shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after Lender shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. Any sale pursuant to the provisions of this Section shall be deemed to conform to the commercially reasonable standards as provided in Sections 9-610 and 9-611 of the Uniform Commercial Code as in effect in the State of Delaware or its equivalent in other jurisdictions;

(v) Any laboratory which has possession of any of the Collateral is hereby constituted and appointed by Borrowers as pledgeholder for Lender and Lender may authorize each such pledgeholder to sell all or any portion of the Collateral upon the order and direction of Lender, and Borrowers hereby waive any and all claims for damages, or otherwise, for any action taken by such pledgeholder. Pursuant to this subsection, Lender, Borrowers and Laboratory shall enter into the Laboratory Access Letters;

(vi) Lender shall be entitled to the appointment of a receiver to take possession of all or any portion of the Collateral and to exercise such powers as the court shall confer upon the receiver, and Borrowers, to the fullest extent permitted by law, hereby waive notice and the right to receive notice of any application by Lender for such appointment; provided, however, that Lender shall endeavor to send Borrowers a courtesy notice of such application although the failure to send such notice shall not affect Lender’s rights under this section or elsewhere hereunder and provided further that, notwithstanding any such application or appointment, Lender shall be entitled to apply, without notice to Borrowers, any cash or cash items constituting Collateral in the possession of Lender to payment of Borrowers’ Obligations;

(vii) Upon any sale of any item of Collateral by Lender hereunder (whether by virtue of the Power of Sale herein granted, pursuant to judicial process or otherwise), the receipt of Lender or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of such item or items of Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Lender or such officer or be answerable in any way for the misapplication or nonapplication thereof;

(viii) Lender is hereby authorized at any time and from time to time, without notice to Borrowers (any such notice being expressly waived by Borrowers), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, including any certificate of deposit, and any other Indebtedness at any time owing by Lender to or for the credit or the account of Borrowers against any and all of the then due (including, but not limited to those due by reason of acceleration) Obligations of Borrowers now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document. Lender agrees to promptly notify Borrowers after any such setoff and application made by it. The rights of Lender under this subsection are in addition to all other rights and remedies (including, without limitation, other rights of setoff) which Lender may have; and/or

(ix) Lender may, at its option, accelerate the maturity of any outstanding Loans and all interest thereon.

10.2 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds of the sale of Collateral by Lender hereunder, and all other monies received by Lender pursuant to the terms of this Agreement (whether through the exercise by Lender of its rights of collection or otherwise), including, without limitation, any awards or other amounts payable upon any condemnation or taking by eminent domain, shall be applied, as promptly as is practicable after the receipt thereof by Lender, as follows:

FIRST: to the equal and ratable payment of all reasonable fees, costs and expenses incurred by Lender or any custodian or nominee appointed hereunder which are payable by Borrowers hereunder, if any, if not previously paid by Borrowers, and all reasonable costs and expenses incurred by Lender in connection with any sale of Collateral, including, but not limited to, the expenses of taking, advertising, processing, preparing and storing the Collateral to be sold, all court costs and fees and expenses of outside counsel to Lender in connection therewith, and to the payment of all amounts for which Lender is entitled to indemnification hereunder and all Loans made by Lender hereunder to the account of Borrowers and the payment of all reasonable costs and expenses paid or incurred by Lender in connection with the exercise of any right or remedy hereunder, to the extent that such advances, costs and expenses shall not theretofore have been reimbursed to Lender by Borrowers;

SECOND: to the payment to Lender of the interest then due and payable on the Loans;

THIRD: to the payment to Lender of the Repayment Amount then due and payable on the Loans; and

FOURTH: to the payment to Lender of any other amount owing to Lender under this Agreement and any other Loan Document.

SECTION 11. MISCELLANEOUS

11.1 Survival of Warranties. All covenants, agreements, representations and warranties made under this Agreement or in any of the other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder, and shall continue in full force and effect until the full and final payment and performance of all of the Obligations of Borrowers to Lender under this Agreement and all of the other Loan Documents.

11.2 Appointment of Agents. Lender shall have the right to appoint or constitute one or more Persons to act as Lender’s agent in exercising any of Lender’s rights hereunder whenever Lender shall deem it necessary or desirable to do so; provided, however, that such appointment shall not increase Borrowers’ Obligations hereunder except to the extent: (a) such agent is required to enforce or protect Lender’s rights hereunder, or (b) the acts of the agent if undertaken directly by Lender would have resulted in an increase in Borrowers’ Obligations hereunder.

11.3 Failure or Delay Not Waiver. No failure or delay on the part of Lender in the exercise of any power, right, remedy or privilege under this Agreement or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, remedy or privilege preclude any other or further exercise thereof or of any other right, power, remedy or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.4 Modification. This Agreement and each of the other Loan Documents shall constitute the entire agreement between the parties thereto with respect to the matters set forth therein and may not be amended, waived or modified in any manner without the written consent of Lender and Borrowers.

11.5 Notices. Any notice, consent or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail or overnight courier service, postage prepaid, and shall be deemed given when delivered to the addresses, as follows:

To Borrowers:
Gener8Xion Entertainment Inc.
3400 Cahuenga Blvd. West
Los Angeles, California 90068
Attention: Matthew Crouch
Fax No.: (323) 874 -5888
And
One Night With The King, Inc
3400 Cahuenga Blvd. West
Los Angeles, California 90068
Attention: Rich Cook
Fax No.: (323) 874 -5888

With a Copy to:	Richard P. Towne Law Offices 3400 Cahuenga Blvd. West Los Angeles, California 90068 Attention: Richard P. Towne, Esq. Fax No.: (323) 874-4045

To HDEM:
If via mail or fax:

Hope, Direction and Encouragement Ministries
P.O. Box 3355
Pineville, Louisiana 71360
Attention: Tommy Tenney
Fax No.: (318) 619-9539

If via overnight courier:

Hope Direction and Encouragement Ministries, Inc.
602 Main Street
Pineville, Louisiana 71360

With a Copy to:	Winters, King & Associates, Inc. 2448 East 81st Street, Suite 5900 Tulsa, Oklahoma 74137-4259 Attention: Thomas Winters, Esq. Fax No.: (918) 491-6297

To Lender:	Windfall Financial LLC 1110 Brickell Avenue Suite 310 Miami, Florida 33131 Attention: Nelson Slosbergas, Esq. Fax No.: (305) 374-2855

With a Copy to:	Katten Muchin Rosenman LLP 2029 Century Park East, Suite 2600 Los Angeles, California 90067-3012 Attn. John C. McBride, Esq. Fax No.: (310) 712-4471

11.6 Severability. In case any provision of this Agreement or of any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction then, as to such jurisdiction only, such provision shall, to the minimum extent of such prohibition or unenforceability, be deemed severed from the remainder of such agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.7 Applicable Law. This Agreement, the other Loan Documents and all other agreements, documents and instruments provided for therein and the rights and obligations of the parties thereto shall be governed by and construed and enforced in accordance with, the laws of the State of Delaware.

11.8 Service of Process. Each of the parties to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.5 hereof. In addition, (i) ONWK hereby irrevocably designates and appoints Richard P. Towne, Esq., with an address at 3400 Cahuenga Boulevard West, Los Angeles, California 90068 as their agent for service of process in California; (ii) GNXE hereby irrevocably designates and appoints William Barnett, Esq., with an address at c/o Stone, Rosenblatt & Cha, PLC, 21550 Oxnard Street, Suite 200, Woodland Hills, California 91367 as their agent of service of process in California; and (iii) Borrowers hereby irrevocably designate and appoint Paracorp, Incorporated with an address at 40 East E Division Street, Suite A, Dover, Delaware 19901 as their agent for service of process in Delaware (collectively, the “Process Agents”) to accept legal process on behalf of Borrowers relating to any complaint, legal filing or response, or similar notice with respect to any claim or dispute arising out of or relating to this Agreement or any other Loan Document. Borrowers acknowledge and agree that Lender is relying upon Borrowers’ agreement to so designate and appoint the Process Agents on behalf of Borrowers before entering into this Agreement and establishing the terms herein and Borrowers agree that it is in the parties, mutual interests to establish a means in which their disputes may be more expeditiously resolved in Los Angeles, California as provided below. Borrowers will not change or terminate the Process Agents without the written consent of Lender. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

11.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF AND FOR ANY COUNTERCLAIM THEREIN.

11.10 Assignability. Lender may assign any or all of its rights or obligations hereunder or any interest herein without the consent of Borrowers, so long as Lender remains primarily liable for its obligations hereunder. Borrowers may not assign any of their rights or obligations hereunder or any interest herein, or in or under any Loan Document, without the prior written consent of Lender and any purported assignment by a Borrower shall be void and of no force or effect. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and the successors and assigns of Lender.

11.11 Costs. If Lender incurs any out-of-pocket expenses in connection with administering or enforcing this Agreement, or any other Loan Document, or if Lender takes collection action under this Agreement or any other Loan Agreement, it is entitled to costs and reasonable outside attorneys’ fees.

11.12 Attorneys’ Fees. In the event of an arbitration proceeding with respect to this Agreement, the prevailing party is entitled to recover costs and reasonable outside attorneys’ fees incurred in connection with the proceeding, as determined by the arbitrator.

11.13 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between Lender and Borrowers concerning the Loans;

(b) replace any prior oral or written agreements between Lender and Borrowers concerning the Loans; and

(c) are intended by Lender and Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

11.14 Arbitration of Disputes. The parties agree that any dispute relating to this Agreement shall be resolved by binding arbitration with a single arbitrator (experienced in the entertainment industry) to be selected by mutual agreement of the parties, under arbitration rules of the American Arbitration Association, in Los Angeles, California, and that any arbitration award (including reimbursement of reasonable legal fees and costs) may be entered for judgment in Los Angeles County Superior Court.

11.15 Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument, respectively. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. Any party delivering an executed counterpart of this Agreement by facsimile, TIFF or PDF also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

11.16 Section Headings. The various headings used in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

11.17 Further Assurances. At any time or from time to time upon the request of Lender, Borrowers will duly execute and deliver, or cause to be executed and delivered, at the cost and expense of Borrowers, such further documents and do such other acts and things as Lender may reasonably request in order to effect fully the purposes of this Agreement and the other Loan Documents and to provide for the payment and performance of the Obligations of Borrowers in accordance with the terms of this Agreement and the other Loan Documents.

11.18 Further Documents. Each of the parties hereto shall execute such further documents, not inconsistent herewith, as may be necessary to effectuate the terms and provisions hereof.

[SIGNATURES ON FOLLOWING PAGE]

WITNESS the due execution hereof as of the date first above written.

GENER8XION ENTERTAINMENT, INC.

By: _________________________________ Its: _________________________________

ONE NIGHT WITH THE KING, INC.
By: _________________________________ Its: _________________________________

WINDFALL FINANCIAL LLC

By: _________________________________ Its: _________________________________

HOPE, DIRECTION AND ENCOURAGEMENT MINISTRIES, INC.

By: _________________________________ Its: _________________________________

LIST OF EXHIBITS

EXHIBIT A	TBN Agreement
EXHIBIT B	Production and Distribution Agreement
EXHIBIT C	Worldwide Distribution Agreement
EXHIBIT D	Form of Borrowing Certificate
EXHIBIT E	Form of Copyright Mortgage and Assignment
EXHIBIT F	Form of Copyright Mortgage and Assignment
EXHIBIT G	Form of Copyright Mortgage and Assignment
EXHIBIT H	Form of Copyright Mortgage and Assignment
EXHIBIT I	Form of Copyright Mortgage and Assignment
EXHIBIT J	Form of Copyright Mortgage and Assignment
EXHIBIT K	Form of Laboratory Access Letter
EXHIBIT L	Form of Notice of Irrevocable Authority and
Direction to Pay
EXHIBIT M	Notice to Insurer
EXHIBIT N	Form of P&A Subordination Agreement
EXHIBIT O	Form of Escrow Agreement - Collection Account
EXHIBIT P	Form of Escrow Agreement - Disbursement Account
EXHIBIT Q	Form of Russian Distribution Agreement
EXHIBIT R	Form of Opinion of Special Counsel to Borrowers
EXHIBIT S	Form of Opinion of Counsel to GNXE
EXHIBIT T	Form of Opinion of Counsel to ONWK
EXHIBIT U	Form of Secured Promissory Note
EXHIBIT V	Form of Additional P&A Commitment Secured Promissory Note
EXHIBIT W	Form of Power of Sale

LIST OF SCHEDULES

SCHEDULE 1.	Approved Budget
SCHEDULE 2.	Approved Distribution Plan
SCHEDULE 3.	Chain of Title Documents
SCHEDULE 4.	P&A Designee Fees